UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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F5 Networks, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on March 10, 2016

TO SHAREHOLDERS OF F5 NETWORKS, INC.:

The annual meeting of shareholders of F5 Networks, Inc. (the “Company”) for fiscal year 2015 will be held on March 10, 2016 at 11:00 a.m. Pacific Time at F5 Networks, Inc., 351 Elliott Avenue West, Seattle, Washington 98119 for the following purposes, as more fully described in the accompanying Proxy Statement:

1. to elect nine (9) directors to hold office until the annual meeting of shareholders for fiscal year 2016;

2. to conduct an advisory vote to approve the compensation of our named executive officers;

3. to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2016; and

4. to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only shareholders of record at the close of business on January 4, 2016 are entitled to notice of, and to vote at, the annual meeting.

By Order of the Board of Directors,

SCOT F. ROGERS

Secretary

Seattle, Washington

January 21, 2016

YOUR VOTE IS IMPORTANT!

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, please promptly vote and submit your proxy by phone, over the Internet, or by signing, dating, and returning the accompanying proxy card in the enclosed, prepaid, return envelope. If you decide to attend the annual meeting and are a registered shareholder, or have obtained a “Legal Proxy” from your broker, you will be able to vote in person, even if you have previously submitted your proxy. Voting via the Internet is a valid proxy voting method under the laws of the State of Washington (our state of incorporation).

Important Notice Regarding the Availability of Proxy Materials for

the Company’s Annual Meeting of Shareholders on March 10, 2016.

The F5 Networks, Inc. Proxy Statement and 2015 Annual Report to Shareholders are available online at

www.proxyvote.com and www.f5.com/about-us/investor-relations.

Please do not return the enclosed paper ballot if you are

voting over the Internet or by telephone.

VOTE BY INTERNET	VOTE BY TELEPHONE

www.proxyvote.com	1-800-690-6903 via touch tone

24 hours a day/7 days a week	24 hours a day/7 days a week

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on March 9, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.	Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on March 9, 2016. Have your proxy card in hand when you call and then follow the instructions.

Your cooperation is appreciated since a majority of the shares of Common Stock entitled to vote must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

Please note that brokers may not vote your shares on the election of directors or on the advisory vote on compensation in the absence of your specific instructions as to how to vote. Please vote your proxy so your vote can be counted.

F5 NETWORKS, INC.

401 Elliott Avenue West

Seattle, Washington 98119

PROXY STATEMENT

FISCAL YEAR 2015 ANNUAL MEETING OF SHAREHOLDERS

F5 Networks, Inc. (the “Company”) is furnishing this Proxy Statement and the enclosed proxy in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the annual meeting of shareholders to be held on March 10, 2016, at 11:00 a.m., Pacific Time, at the Company offices located at 351 Elliott Ave. West, Seattle, Washington 98119 and at any adjournments thereof (the “Annual Meeting”). As used herein, “we,” “us,” “our,” “F5” or the “Company” refers to F5 Networks, Inc., a Washington corporation. These materials are being mailed to shareholders on or about January 21, 2016. The Company’s principal executive offices are located at 401 Elliott Avenue West, Seattle, Washington 98119. The Company’s telephone number at that location is 206-272-5555.

PROXY SUMMARY

This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

Time and Date — March 10, 2016 at 11:00 a.m. PT

Place — F5 Networks, Inc., 351 Elliott Avenue West, Seattle, Washington 98119

Record Date — Shareholders as of January 4, 2016 are entitled to vote

Meeting Agenda

•	Election of nine (9) directors

•	Advisory vote on executive compensation

•	Ratification of PricewaterhouseCoopers LLP (“PWC”) as our independent auditor for fiscal year 2016

•	Transact other business that may properly come before the meeting

Voting Matters and Vote Recommendation

Proposal	Board Vote Recommendation	Page References for More Detail
Proposal 1. To elect nine (9) directors to hold office until the annual meeting of shareholders for fiscal year 2016	FOR (each nominee)	pp. 50
Proposal 2. To conduct an advisory vote to approve the compensation of our named executive officers	FOR	pp. 51
Proposal 3. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2016	FOR	pp. 53

Board & Governance Highlights

Independent Board Chair	Majority Voting for All Directors

8 of 9 Board Members (including nominees) are Independent	Annual Board Self-Assessment Process

Declassified Board — all Directors elected annually beginning at the annual meeting for fiscal year 2015	Independent Directors Meet Without Management Present

Share Ownership Guidelines for Executives & Directors	Prohibition on Hedging, Pledging and Short Sale of Company Stock

Performance Highlights

•	Record annual revenue $1.92 billion, up 11% over FY14.

•	Record cash flows from operations of $685 million.

•	Record GAAP net income of $365 million.

Awards and Company Recognition

•	F5 recognized as a Top Place to Work in the Glassdoor Employee Choice Awards

•	F5 named a Leader in the 2015 Magic Quadrant for Application Delivery Controllers for 9th Consecutive Year

Director Nominees

The following table provides summary information about each director nominee. Each director is a continuing director and as of this annual meeting for fiscal year 2015 all directors are elected annually by a majority of votes cast.

Name	Age	Director Since	Occupation	Independent	Other Public Boards	Audit	Compensation	Nominating & Governance

A. Gary Ames	71	7/2004	Retired President and Chief Executive Officer, MediaOne International				M	C

Sandra E. Bergeron	57	1/2013	Chairman of the Board, Trace Security, Inc.			M		M

Deborah L. Bevier	64	7/2006	Principal, DL Bevier Consulting LLC			M	C

Jonathan C. Chadwick	49	8/2011	Executive Vice President and Chief Financial Officer/Chief Operating Officer, VMware			C, F

Michael L. Dreyer	52	10/2012	Chief Operations Officer, Silicon Valley Bank			M	M

Alan J. Higginson	68	5/1996	Chairman of the Board, F5 Networks, Inc.; Former Chairman, Hubspan, Inc.				M	M

Peter S. Klein	53	3/2015	Retired Chief Financial Officer, Microsoft			F

John McAdam	64	7/2000	President and Chief Executive Officer, F5 Networks, Inc.

Stephen M. Smith	59	1/2013	Chief Executive Officer and President, Equinix, Inc.				M	M

C = Chair

M = Member

F = Financial Expert

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

Why am I receiving these materials?

You are receiving these materials because you are a shareholder of the Company as of the close of business on January 4, 2016 (the “Record Date”) and are entitled to receive notice of the Annual Meeting and to vote on matters that will be presented at the meeting. This Proxy Statement contains important information regarding our Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	FOR the election of A. Gary Ames, Sandra E. Bergeron, Deborah L Bevier, Jonathan C. Chadwick, Michael L. Dreyer, Alan J. Higginson, Peter S. Klein, John McAdam and Stephen M. Smith as directors to hold office until the annual meeting of shareholders for fiscal year 2016;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2016.

Will there be any other items of business on the agenda?

The Company is not aware, as of the date of this Proxy Statement, of any matters to be voted upon at the Annual Meeting other than those stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment.

Who is entitled to vote at the Annual Meeting?

Only holders of our common stock, no par value (the “Common Stock”), at the close of business on the Record Date may vote at the Annual Meeting. We refer to the holders of Common Stock as “shareholders” throughout this proxy statement. Each shareholder is entitled to one vote for each share of Common Stock held as of the Record Date.

What constitutes a quorum, and why is a quorum required?

We need a quorum of shares of Common Stock eligible to vote to conduct business at our Annual Meeting. A quorum exists when at least a majority of the outstanding shares entitled to vote at the close of business on the Record Date are represented at the Annual Meeting either in person or by proxy. As of the close of business on the Record Date, we had 68,751,393 shares of Common Stock outstanding and entitled to vote at the Annual Meeting, meaning that 34,375,697 shares of Common Stock must be represented in person or by proxy to have a quorum. Abstentions and broker non-votes (as described below) will also count towards the quorum requirement. Your shares will be counted toward the number needed for a quorum if you: (i) submit a valid proxy card or voting instruction form, (ii) give proper instructions over the telephone or on the Internet, or (iii) in the case of a shareholder of record, attend the Annual Meeting in person.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

•	Shareholder of Record. You are a shareholder of record if at the close of business on the Record Date your shares were registered directly in your name with American Stock Transfer, our transfer agent.

•	Beneficial Owner. You are a beneficial owner if at the close of business on the Record Date your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like many of our shareholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you wish to vote the shares you own beneficially at the meeting, you must first request and obtain a “legal proxy” from your broker or other nominee. If you do not provide your broker or nominee with instructions on how to vote your shares or a legal proxy, your broker or nominee will be able to vote your shares with respect to some, but not all, of the proposals. Please see “What will happen if I do not vote my shares?” and “What if I do submit my proxy but do not specify how my shares are to be voted?” for additional information.

How do I vote?

Shareholders of Record. If you are a shareholder of record, there are several ways for you to vote your shares:

•	Voting by Mail. You may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than March 9, 2016 to be voted at the Annual Meeting. If you vote by telephone or on the Internet, please do not return your proxy card unless you wish to change your vote.

•	Voting by Telephone. You may vote by telephone by using the toll-free number listed on your proxy card.

•	Voting on the Internet. You may vote on the Internet by using the voting portal found at www.proxyvote.com. As with telephone voting, you can confirm that your instructions have been properly recorded.

•	Voting in person at the Annual Meeting. You may vote your shares in person at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy card or voting instructions or vote by telephone or via the Internet by the applicable deadline so that your vote will be counted if you later decide not to attend the meeting.

Beneficial Owners. You may vote by the method explained on the proxy card or the information you receive from the broker, nominee or other record holder. If a beneficial shareholder would like to attend the shareholders’ meeting and cast a vote in person, they may do so by requesting a legal proxy from their bank or broker. Instructions for obtaining the legal proxy are on the Vote Instruction Form or Notice of Internet Availability.

Can I revoke or change my vote after I submit my proxy?

Yes. You may revoke or change your vote after submitting your proxy by one of the following procedures:

•	Delivering a proxy revocation or another proxy bearing a later date to the Secretary of the Company at 401 Elliott Avenue West, Seattle, Washington 98119 before or at the Annual Meeting;

•	If you have voted by internet or telephone and still have your control number, you may change your vote via internet or telephone up until 11:59 p.m. Eastern Time the day before the Annual Meeting;

•	Shareholders of Record by attending the Annual Meeting and voting in person;

•	Beneficial Owners by obtaining a “legal proxy” from your broker or other nominee, attending the Annual Meeting and voting in person.

Please note that attendance alone at the Annual Meeting will not revoke a proxy; you must actually vote in person at the meeting.

What will happen if I do not vote my shares?

•	Shareholders of Record. If you are the shareholder of record of your shares and you do not vote by mail, by telephone, via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

•	Beneficial Owners. If you are the beneficial owner of your shares, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Under applicable stock exchange rules, your broker or nominee does not have discretion to vote your shares on non-routine matters, which include Proposals 1 and 2. However, your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 3.

What if I do submit my proxy but do not specify how my shares are to be voted?

If you are a shareholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

•	FOR the election of A. Gary Ames, Sandra E. Bergeron, Deborah L. Bevier, Jonathan C. Chadwick, Michael L. Dreyer, Alan J. Higginson, Peter S. Klein, John McAdam and Stephen M. Smith as directors to hold office until the annual meeting of shareholders for fiscal year 2016;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2016.

What is the effect of an abstention or a “broker non-vote”?

Brokers or other nominees who hold shares of Common Stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A “broker non-vote” occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. If you abstain from voting on a proposal, or if a broker or nominee indicates it does not have discretionary authority to vote on a proposal, the shares will be counted for the purpose of determining if a quorum is present, but will not be included in the vote totals with respect to the proposal. Furthermore, any abstention or broker non-vote will have no effect on the proposals to be considered at the Annual Meeting since these actions do not represent votes cast by shareholders.

What is the vote required for each proposal?

Proposal	Vote Required*	Broker Discretionary Voting Allowed
Proposal 1 — Election of nine (9) directors to hold office until the annual meeting of shareholders for fiscal year 2016 and until his or her successor is elected and qualified	Majority of Votes Cast	No
Proposal 2 — Advisory vote to approve executive compensation	Majority of Votes Cast	No
Proposal 3 — Advisory vote to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2016	Majority of Votes Cast	Yes

*	Under Washington law and the Company’s Third Amended and Restated Articles of Incorporation (the “Articles”) and Fifth Amended and Restated Bylaws (the “Bylaws”), if a quorum exists at the meeting, a nominee for director in an uncontested election will be elected by the vote of the majority of votes cast. A majority of votes cast means that the number of shares cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” that director. If a director nominee who is an incumbent does not receive the requisite votes, that director’s term will end on the earliest of (i) the date on which the Board appoints an individual to fill the office held by that director; (ii) 90 days after the date on which an inspector determines the voting results as to that director; or (iii) the date of the director’s resignation. With respect to Proposals 2 and 3, a majority of votes cast means that the number of votes cast “FOR” the matter exceeds the number of votes cast “AGAINST” the respective matter.

With respect to Proposal 1, you may vote FOR the nominee, AGAINST the nominee, or you may vote ABSTAIN as to the nominee. The nominee will be elected if he receives more FOR votes than AGAINST votes. Proxies may not be voted for more than nine (9) directors and shareholders may not cumulate votes in the election of directors.

With respect to Proposals 2 and 3, you may vote FOR, AGAINST or ABSTAIN as to each proposal.

What happens if the Annual Meeting is adjourned or postponed?

Your proxy will still be effective and will be voted at the rescheduled Annual Meeting. You will still be able to change or revoke your proxy until it is voted.

Who is making this proxy solicitation and paying for the costs of this proxy solicitation?

The Board of Directors of the Company is soliciting the proxies accompanying this Proxy Statement. The Company will pay all of the costs of this proxy solicitation. However, you will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. In addition to mail solicitation, officers, directors, and employees of the Company may solicit proxies personally or by telephone, without receiving additional compensation. The Company has retained Advantage Proxy to assist with the solicitation of proxies in connection with the Annual Meeting. The Company will pay Advantage Proxy customary fees, which are expected to be $5,750 plus expenses. The Company, if requested, will pay brokers, banks, and other fiduciaries that hold shares of Common Stock for beneficial owners for their reasonable out-of-pocket expenses of forwarding these materials to shareholders.

How can I find the results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final results on a Form 8-K within four business days of the Annual Meeting. The Form 8-K will be available on our website at www.f5.com under the “About F5 — Investor Relations — Corporate Governance — Governance Documents — View All SEC Filings” section.

CORPORATE GOVERNANCE

Committees of the Board of Directors

The Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees (collectively, the “Standing Committees”). Each of the Standing Committees has a charter, copies of which are available on our website at www.f5.com under the “About F5 — Investor Relations — Corporate Governance” section.

Audit Committee. As described more fully in the Audit Committee charter, the functions of the Audit Committee include selecting, evaluating and, if necessary, replacing the Company’s independent registered public accounting firm; reviewing and approving the planned scope, proposed fee arrangements and results of the annual audit; approving any proposed non-audit services to be provided by the independent registered public accounting firm; overseeing the adequacy of accounting and financial controls; reviewing the independence of the independent registered public accounting firm; and overseeing the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee members are Messrs. Chadwick (chairman), Dreyer and Klein and Mss. Bergeron and Bevier. The Board of Directors has determined that Messrs. Chadwick and Klein are “audit committee financial experts” as defined in Item 407 of Regulation S-K. Each current member of the Audit Committee is, and each member of the Audit Committee during fiscal year 2015 was, an independent director as defined by the Nasdaq Listing Rules (as independence is currently defined in Rule 5605(a)(2)).

Compensation Committee. The Compensation Committee conducts an annual review to determine whether the Company’s executive compensation program is meeting the goals and objectives set by the Board of Directors. The Compensation Committee recommends for approval by the Board of Directors the compensation for the Chief Executive Officer and directors, including salaries, incentive compensation levels and stock awards, and reviews and approves compensation proposals made by the Chief Executive Officer for the other executive officers. The Compensation Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Compensation Committee or of the Board of Directors or to Company officers to perform certain of its duties on its behalf. The Compensation Committee members are Ms. Bevier (chair) and Messrs. Ames, Dreyer, Higginson and Smith. Each current member of the Compensation Committee is, and each member of the Compensation Committee during fiscal year 2015 was, an independent director as defined by the Nasdaq Listing Rules. In fiscal year 2015, the Compensation Committee retained an outside independent compensation consultant, Towers Watson, to advise the Compensation Committee on executive compensation issues. Towers Watson provides the Compensation Committee peer and survey group cash and equity compensation data, including 50th and 75th percentile base salary, total cash, long-term incentive and total direct compensation data. For additional information about the Compensation Committee and the information provided by Towers Watson to the Compensation Committee, see the description of the Compensation Committee’s activities in the “Executive Compensation — Compensation Discussion and Analysis” section. The Compensation Committee has determined that the work of Towers Watson has not raised any conflict of interest as defined in Item 407 of Regulation S-K.

Nominating and Corporate Governance Committee. The functions of the Nominating and Corporate Governance Committee (the “Nominating Committee”) are to identify new potential Board members, recommend Board nominees, evaluate the Board’s performance, and provide oversight of corporate governance and ethical conduct. The Nominating Committee members are Messrs. Ames (chairman), Higginson and Smith, and Ms. Bergeron. Each current member of the Nominating Committee is, and each member of this committee during fiscal year 2015 was, an independent director as defined by the Nasdaq Listing Rules.

Board Leadership

The Company currently separates the roles of Chief Executive Officer and Chairman of the Board. Mr. McAdam, the President and Chief Executive Officer, is responsible for setting the strategic direction of the

Company and for the day-to-day leadership and performance of the Company. Mr. Higginson, the Chairman of the Board, sets the agenda for and presides at Board meetings, and coordinates the Board’s communications with Mr. McAdam and the Company’s senior management team. The Board believes this current structure balances the needs for the President and Chief Executive Officer to run the Company on a day-to-day basis with the benefit provided to the Company by Mr. Higginson’s perspective as an independent member of the Board.

Risk Oversight

Assessing and managing risk is the responsibility of the Company’s senior management team. The Board of Directors oversees certain aspects of the Company’s risk management efforts, and reviews and consults at each of the regular quarterly Board meetings with the Company’s senior management team and the Company’s Vice President of Internal Audit on strategic and operational opportunities, challenges and risks faced by the Company. In fiscal year 2010, the Company implemented an enterprise risk management program. The Company retained Ernst & Young to assist the Company in performing an enterprise risk assessment to identify key strategic, operating, legal and compliance, and financial risks, evaluate the significance of those risks, formulate a risk profile which identified relevant risk levels and management control efforts, and develop action plans to address these key risks. The Company’s senior management team regularly reviews and evaluates these key risks and the effectiveness of the Company’s risk management programs, and reported back to the Audit Committee and the full Board of Directors on a regular basis during fiscal year 2015. In addition, the Audit Committee oversees the Company’s financial risk exposures, financial reporting, and internal controls. The Compensation Committee oversees the Company’s executive compensation programs, monitors the administration of the Company’s various equity compensation plans, and conducts compensation-related risk assessments. The Nominating Committee oversees risk related to the Company’s overall corporate governance profile and ratings; board and committee composition and structure; and director independence. Each Committee presents regular reports to the full Board of Directors. The Board’s role in risk oversight has not had any effect on the Board’s leadership structure.

Compensation Committee Interlocks and Insider Participation

The following directors served as members of the Compensation Committee during some or all of fiscal year 2015: Ms. Bevier (chair), Messrs. Ames, Dreyer, Higginson, and Smith. None of these persons has at any time been an officer or employee of the Company. During fiscal year 2015, none of the Company’s executive officers served as a member of the board of directors or compensation committee of any entity that has had one or more executive officers that served as a member of the Company’s Board of Directors or Compensation Committee.

Related Person Transactions Policy and Procedures

As set forth in the written charter of the Audit Committee of the Board of Directors, any related person transaction involving a Company director or executive officer must be reviewed and approved by the Audit Committee. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. Related persons include any director or executive officer, certain shareholders and any of their “immediate family members” (as defined by SEC regulations). To identify any related person transaction, the Company requires each director and executive officer to complete a questionnaire each year requiring disclosure of any prior or proposed transaction with the Company in which the director, executive officer or any immediate family member might have an interest. Each director and executive officer is directed to notify the Company’s Executive Vice President and General Counsel of any such transaction that arises during the year, and the Company’s Chief Financial Officer reports to the Audit Committee on a quarterly basis regarding any potential related person transaction. In addition, the Board of Directors determines on an annual basis which directors meet the definition of independent director under the Nasdaq Listing Rules and reviews any director relationship that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. A copy of the Company’s “Policy and Procedures for Approving Related-Person Transactions” is available on our website at www.f5.com under the “About F5 — Investor Relations — Corporate Governance” section.

Certain Relationships and Related Person Transactions

The Company’s Articles limit the liability of the Company’s directors for monetary damages arising from their conduct as directors, except to the extent otherwise required by the Articles of Incorporation and the Washington Business Corporation Act. The Articles also provide that the Company may indemnify its directors and officers to the fullest extent permitted by Washington law, including in circumstances in which indemnification is otherwise discretionary under Washington law. The Company has entered into indemnification agreements with the Company’s directors and certain officers for the indemnification of, and advancement of expenses to, these persons to the fullest extent permitted by law. The Company also intends to enter into these agreements with the Company’s future directors and certain future officers.

Meetings of the Board of Directors and Standing Committees; Attendance at Annual Meeting

The Company’s Board of Directors met or acted by unanimous written consent 10 times during fiscal year 2015. The Audit Committee met 11 times and the Compensation Committee met or acted by unanimous written consent 14 times. During fiscal year 2015, the Nominating and Corporate Governance Committee met 5 times. The outside directors met once during fiscal 2015, with no members of management present. Each member of the Board of Directors attended 75% or more of the Board of Directors meetings during fiscal year 2015. Each member of the Board of Directors who served on one or more of the Standing Committees attended at least 75% of the total number of meetings of the Standing Committees on which the director served during fiscal year 2015. All directors are also expected to be present at the Company’s annual meetings of shareholders. All directors attended the Company’s annual meeting of shareholders for fiscal year 2014 except Messrs. Ames and Chadwick.

BOARD OF DIRECTORS

The Board of Directors of the Company currently consists of nine (9) directors. In fiscal year 2013, a proposal to declassify the Board of Directors was approved by a majority of votes cast. As a result, beginning at this annual meeting of shareholders for fiscal year 2015, all members of the Board of Directors will stand for reelection annually. Previously, the Board of Directors was divided into three classes. The Class I directors were Jonathan C. Chadwick, Michael L. Dreyer and Sandra E. Bergeron; the Class II directors were Deborah L. Bevier, Alan J. Higginson and John McAdam; and the Class III directors were A. Gary Ames and Stephen M. Smith. The Board of Directors has nominated the following nine (9) directors for election to the Board of Directors at the Annual Meeting:

Name	Director Since
A. Gary Ames	7/2004
Sandra E. Bergeron	1/2013
Deborah L. Bevier	7/2006
Jonathan C. Chadwick	8/2011
Michael L. Dreyer	10/2012
Alan J. Higginson	5/1996
Peter S. Klein	3/2015
John McAdam	7/2000
Stephen M. Smith	1/2013

Pursuant to the proposal to declassify the Board of Directors, all directors or their respective successors will stand for election on an annual basis. The nominees have consented to serve as directors of the Company if elected. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for a substitute nominee as the Company may designate.

Director Independence

The Nasdaq Listing Rules require that a majority of the Company’s directors be “independent,” as defined by Nasdaq Listing Rule 5605(a)(2) and determined by the Board of Directors. The Board of Directors consults with the Company’s legal counsel to ensure that the Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent.” After a review of any relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board of Directors has determined that the following directors and nominees are independent: A. Gary Ames, Sandra E. Bergeron, Deborah L. Bevier, Jonathan C. Chadwick, Michael L. Dreyer, Alan J. Higginson, Peter S. Klein and Stephen M. Smith. John McAdam is not considered independent because he is the Company’s President and Chief Executive Officer.

Stock Ownership Guidelines for Directors

In October 2010, the Board of Directors adopted stock ownership guidelines for the Company’s directors and executive officers. Directors are required to own shares of Common Stock equal in value to five times the directors’ annual cash retainer. Directors are required to achieve this ownership level within three years of joining the Board or, in the case of directors serving at the time the guidelines were adopted, within three years of the date of adoption of these guidelines. Shares of Common Stock that count toward satisfaction of the guidelines include shares purchased on the open market, shares obtained through stock option exercises, shares obtained through grants of Restricted Stock Units, and shares beneficially owned in a trust, by a spouse and/or minor children. Shares owned by directors are valued at the greater of (i) the price at the time of acquisition/purchase or (ii) the current market value.

Director Nominees

The following individuals have been nominated for election to the Board of Directors or will continue to serve on the Board of Directors after the Annual Meeting:

John McAdam, age 64, has served as our President, Chief Executive Officer and a director since July 2000 (with the exception of the period of July 1, 2015 to December 13, 2015 when he served as our non-executive Board Chairman.) Prior to joining us, Mr. McAdam served as General Manager of the Web server sales business at International Business Machines Corporation from September 1999 to July 2000. From January 1995 until August 1999, Mr. McAdam served as the President and Chief Operating Officer of Sequent Computer Systems, Inc., a manufacturer of high-end open systems, which was sold to International Business Machines Corporation in September 1999. Mr. McAdam serves as a director of Tableau Software, a publicly-held company that provides business intelligence software, Apptio, a privately-held company that provides technology business management and Nutanix, a privately held provider of converged infrastructure solutions. Mr. McAdam holds a B.S. in Computer Science from the University of Glasgow, Scotland.

Mr. McAdam has led the Company for over 15 years. Since his appointment as President and Chief Executive Officer, the Company’s annual revenues have grown from $108.6 million in fiscal year 2000 to $1.92 billion in fiscal year 2015. He has been the driving force behind the strategies and execution which have resulted in the Company’s history of strong operating results and significant growth in shareholder value. Mr. McAdam brings to the Board of Directors a comprehensive knowledge of and valuable insight into the Company’s technology, strategy, competitive opportunities, operations, financial position, and relationships within the industry analyst and investment communities. He is the sole member of management on the Board of Directors and serves a critical role in the communication between the Board of Directors and the Company’s senior management team.

Alan J. Higginson, age 68, has served as Board of Directors chair since April 2004 (with the exception of the period of July 1, 2015 to December 13, 2015 when he served as our Lead Independent Director), and as one of our directors since May 1996. Mr. Higginson served as Chairman of Hubspan, Inc., an e-business infrastructure provider, from September 2009 to March 2012. He served as President and Chief Executive Officer of Hubspan from August 2001 to September 2007. From November 1995 to November 1998, Mr. Higginson served as President of Atrieva Corporation, a provider of advanced data backup and retrieval technology. Mr. Higginson also serves as a director of Pivot3, Inc., a privately-held company that develops and markets shared storage and virtual server appliances, and Clarity Health Services, a privately-held company that provides web-based health care coordination services. Mr. Higginson also served as a director of adeptCloud Inc., a privately-held company that provides cloud-based collaboration services. Mr. Higginson holds a B.S. in Commerce and an M.B.A. from Santa Clara University.

Mr. Higginson has over 30 years of experience as a senior executive in a wide range of both public and private software and other technology companies. His experience includes leading worldwide sales organizations and the management of international joint ventures and distribution channels. He has also been active in a number of software and technology industry associations, and as an advisor to early-stage technology companies. Mr. Higginson joined our Board of Directors shortly after the Company was founded. His deep understanding of the Company’s historical and current business strategies, objectives and technologies provides an important and insightful perspective for our Board of Directors.

A. Gary Ames, age 71, has served as one of our directors since July 2004. Mr. Ames served as President and Chief Executive Officer of MediaOne International, a provider of broadband and wireless communications from July 1995 until his retirement in June of 2000. From January 1990 to July 1995, he served as President and Chief Executive Officer of US West Communications, a regional provider of residential and business telephone services, and operator and carrier services. Mr. Ames also serves as a director of MMGL Corporation (formally known as Schnitzer Investment Corp.), a privately-held investment firm with interests in commercial, industrial and multi-family properties, real estate development projects, ocean shipping, and other industries. Mr. Ames served as a director of Tektronix, Inc., a publicly-traded supplier of test, measurement, and monitoring products, from 1993 to 2008; SuperValu, Inc., a publicly-traded food and drug retailer, from 2006 to 2010 and iPass, Inc., a publicly-traded enterprise mobility company, from 2002 to 2010. Mr. Ames holds a B.A. in Finance from Portland State University.

Mr. Ames has extensive experience as a senior executive and chief executive officer in the telecommunications industry in the United States, South America, Europe and Asia. He provides to the Board of Directors valuable insight into large telecommunications enterprises, which are an important customer base for the Company. For over twenty years, Mr. Ames has served on a number of other boards, as chairman of compensation and governance committees, and as a member of public company audit committees. Mr. Ames brings to the Board of Directors expertise and insight as a former chief executive officer, broad experience as director at a wide range of companies and international business experience. His experience as a chief executive officer and member of public company audit committees qualifies him as an “audit committee financial expert” as defined in Item 407 of Regulation S-K.

Deborah L. Bevier, age 64, has served as one of our directors since July 2006. Ms. Bevier has been the principal of D.L. Bevier Consulting LLC, an organizational and management consulting firm, since 2004. Prior to that time, from 1996 until 2003, Ms. Bevier served as a director, President and Chief Executive Officer of Laird Norton Financial Group and its predecessor companies, an independent financial advisory services firm. From 1973 to 1996, Ms. Bevier held numerous leadership positions with KeyCorp, including chairman and Chief Executive Officer of Key Bank of Washington. Ms. Bevier served on the board of directors of Outerwall, Inc. (formerly Coinstar, Inc.), a publicly-traded multi-national provider of services to retailers from 2002 to 2014. She served on the board of directors of Fisher Communications, Inc., a publicly-traded media and communications company, from 2003 to 2010, and Puget Sound Bank, a commercial bank, from 2006 to 2008. Ms. Bevier holds a B.S. in Economics from SUNY New Paltz and a graduate degree from Stonier Graduate School of Banking at Rutgers University.

Ms. Bevier has over 37 years of experience with both public and private companies in a wide range of areas including finance, banking, management, and organizational operations. Ms. Bevier’s experience as a director of public companies in the consumer services, communications, and media industries enables her to bring a valuable perspective to our Board of Directors. In addition to Ms. Bevier’s broad background, her extensive strategic, corporate governance, and compensation expertise makes her well qualified to serve on our Board of Directors.

Jonathan C. Chadwick, age 49, has served as one of our directors since August 2011. Mr. Chadwick is currently Executive Vice President and Chief Financial Officer/Chief Operating Officer at VMware. Prior to joining VMware, Mr. Chadwick served as the Chief Financial Officer of Skype and as a corporate vice president of Microsoft Corporation after its acquisition of Skype in October 2011. Mr. Chadwick joined Skype from McAfee where he was Executive Vice President and Chief Financial Officer from June 2010 until February 2011. From 1997 to 2010, he held various finance roles at Cisco Systems, including Senior Vice President, Chief Financial Officer — Global Customer Markets, Senior Vice President, Corporate Controller and Principal Accounting Officer, and Vice President, Corporate Finance & Planning. He also worked for Coopers & Lybrand in various roles in the US and UK. Mr. Chadwick is a Chartered Accountant in England and holds an honors degree in electrical and electronic engineering from the University of Bath, UK.

Mr. Chadwick has extensive experience as a finance executive in the computer networking and security software industries. In addition, his background in high growth enterprises and significant corporate transactions brings an important and valuable perspective to our Board of Directors. As a chief financial officer of a major multi-national enterprise, his expertise in accounting and financial controls qualifies him as an “audit committee financial expert” as defined in Item 407 of Regulation S-K.

Michael L. Dreyer, age 52, has served as one of our directors since October 2012. Mr. Dreyer is currently the Chief Operating Officer for Silicon Valley Bank, a high-tech commercial bank, and prior to that Mr. Dreyer served as Chief Operation Officer at Monitise, a technology leader in mobile banking. Prior to joining Monitise, he was the Chief Information Officer at Visa Inc. from July, 2005 to March, 2014 where he was responsible for the company’s systems and technology platforms. Before joining Visa Inc., he was Chief Information Officer of Inovant, where he oversaw the development and management of Visa’s global systems technology. Previously, Mr. Dreyer held executive positions at VISA USA as Senior Vice President of processing and emerging products, and Senior Vice President of commercial solutions. He has also held senior positions at American Express, Prime Financial, Inc., Federal Deposit Insurance Corporation, Downey Savings, Bank of America, and the Fairmont Hotel Management Company. Mr. Dreyer received an M.B.A. and a B.A. in psychology from Washington State University.

Mr. Dreyer has extensive experience as an information technology executive. He brings to our Board of Directors valuable insights regarding data center operations and the role of our technology in the data center, as well as an understanding of data traffic management technologies, data security, and other networking technology trends. Mr. Dreyer’s information technology and data management expertise combined with his background as a senior executive in the financial industry make him well qualified to serve on our Board of Directors.

Stephen M. Smith, age 59, has served as one of our directors since January 2013. Mr. Smith is currently Chief Executive Officer and President, and a member of the board of directors of Equinix, Inc., a provider of global data center services. Prior to joining Equinix in April 2007, Mr. Smith served as Senior Vice President at HP Services, a business segment of Hewlett-Packard Co., from January 2005 to October 2006. Prior to joining Hewlett-Packard Co., Mr. Smith served as Vice President of Global Professional and Managed Services at Lucent Technologies Inc., a communications solutions provider. Mr. Smith also held various management and sales positions during his 17 years with Electronic Data Systems Corporation (“EDS”), a business and technology solutions company, including Chief Sales Officer, President of EDS Asia-Pacific, and President of EDS Western Region. Mr. Smith served on the board of directors of Volterra Semiconductor Corporation, a publicly-traded company from January 2012 to October 2013. He previously served as a director of the public company 3PAR Inc. and as a director of the privately-held company Actian during the past five years. Mr. Smith graduated from the U.S. Military Academy at West Point and holds a B.S. in Engineering.

The combination of Mr. Smith’s experience as chief executive officer and director of a public company, and his executive leadership and management experience at technology services and critical infrastructure companies make him well-qualified to serve on our Board of Directors. He brings to our Board of Directors a deep understanding of competitive technologies and of the role and value of our technology in data centers.

Sandra E. Bergeron, age 57, has served as one of our directors since January 2013. From 2004 until 2012, Ms. Bergeron was a venture partner at Trident Capital, Inc., a venture capital firm. Ms. Bergeron currently serves on the board of directors of Qualys, Inc., a publicly-traded provider of cloud security and compliance solutions and Sophos, Inc., a privately-held provider of IT security and data protection products. Previously, she served as chairman of TraceSecurity, a privately-held provider of cloud-based security solutions and IT governance, risk and compliance management solutions and as a director of TriCipher, a privately-held secure access management company acquired by VMware in August 2010. She also served on the board of ArcSight, Inc., a publicly-traded security and compliance management company acquired by Hewlett-Packard Company in September 2010. Ms. Bergeron holds a B.A. in Business Administration from Georgia State University and a M.B.A. from Xavier University.

Ms. Bergeron has extensive experience in network and data security and related public policy issues. She has a national reputation as an expert on computer security matters. In addition, she has extensive experience as a director of public and private technology companies, and as an executive managing product development and sales teams in the computer and internet security industries.

Peter S. Klein, age 53, has served as one of our directors since January 2015. Mr. Klein has almost 25 years of experience as a senior finance executive. He served as Chief Financial Officer of WME, a global leader in sports and entertainment marketing, from January 2014 until June 2014. Prior to that, he served as Chief Financial Officer of Microsoft Corporation from November 2009 until May 2013. Mr. Klein spent over 11 years at Microsoft, including roles as Chief Financial Officer of the Server and Tools and Microsoft Business Divisions. From 1990 until 2002 Mr. Klein held senior finance roles with McCaw Cellular Communications, Orca Bay Capital, Asta Networks and Homegrocer.com. Mr. Klein holds a B.A. from Yale University and an M.B.A from the University of Washington. He currently serves on the board of directors of Apptio Inc., a private software company.

Mr. Klein’s extensive experience as a finance executive in a variety of technology companies, including experience as the Chief Financial Officer of the world’s largest software company, and experience managing the finance function for significant enterprises with diverse operating models brings an important and valuable perspective to our Board of Directors.

There are no family relationships among any of the Company’s directors or executive officers. None of the corporations or other organizations referred to in the biographical information set forth above is a parent, subsidiary or other affiliate of the Company.

Director Nomination

Criteria for Nomination to the Board of Directors. The Nominating Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to ensure that at least a majority of the directors are independent under the Nasdaq Listing Rules, that members of the Company’s Audit Committee meet the financial literacy requirements under the Nasdaq Listing Rules and that at least one of them qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to work effectively as part of a team, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties.

In evaluating director candidates, regardless of the source of the nomination, the Nominating Committee will consider, in accordance with its Charter, the composition of the Board as a whole, the requisite characteristics (including independence, diversity, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members. With respect to diversity, we broadly construe diversity to mean not only diversity of race, gender and ethnicity, but also diversity of opinions, perspectives, and professional and personal experiences. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law. The Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Board therefore considers diversity in identifying nominees for director, but does not have a separate policy directed toward diversity.

Shareholder Proposals for Nominees. The Nominating Committee will consider written proposals from shareholders for nominees for director. Any such nominations should be submitted to the Nominating Committee c/o the Corporate Secretary and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name(s) and address(es) of the shareholders(s) making the nomination and the number of shares of Common Stock that are owned beneficially and of record by such shareholders(s); (c) appropriate biographical information and a statement as to the qualification of the nominee and (d) any information required by the Bylaws of the Company. Such nominations should be submitted in the time frame described in the Bylaws of the Company and under the caption “Shareholder Proposals for the Annual Meeting for Fiscal Year 2016” below.

Process for Identifying and Evaluating Nominees. The process for identifying and evaluating nominees to fill vacancies on the Board of Directors is initiated by conducting an assessment of critical Company and Board needs, based on the present and future strategic objectives of the Company and the specific skills required for the Board as a whole and for each Board Committee. A third-party search firm may be used by the Nominating Committee to identify qualified candidates. These candidates are evaluated by the Nominating Committee by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. Serious candidates meet with all members of the Board and as many of the Company’s executive officers as practical. Using the input from such interviews and the information obtained by the Nominating Committee, the full Board determines whether to appoint a candidate to the Board.

The Nominating Committee will evaluate the skills and experience of existing Board members against the Company’s critical needs in making recommendations for nomination by the full Board of candidates for election by the shareholders. The nominees to the Board of Directors described in this Proxy Statement were approved unanimously by the Company’s directors. Mr. Klein was recommended by a third-party search firm retained by the Nominating Committee at the Company’s expense in fiscal year 2015. The third-party search firm was provided guidance as to the particular skills, experience and other characteristics the Nominating Committee was seeking in potential candidates. The third-party search firm identified a number of potential candidates, including Mr. Klein, and prepared background materials on these candidates, which were provided to the members of the Nominating Committee for their review. The third-party search firm interviewed those candidates the Nominating Committee determined merited further consideration, and assisted in arranging interviews of selected candidates with members of the Nominating Committee, other members of the Board of Directors, and certain of the Company’s executive officers. The third-party search firm also completed reference checks on the candidates.

The Nominating Committee expects that a similar process will be used to evaluate nominees recommended by shareholders. However, to date, the Company has not received any shareholder’s proposal to nominate a director.

Communications with Directors

Shareholders who wish to communicate with our directors may do so by contacting them c/o Corporate Secretary, F5 Networks, Inc., 401 Elliott Avenue West, Seattle, Washington 98119. As set forth in the Company’s Corporate Governance Guidelines, a copy of which may be found under the “About F5 — Investor Relations — Corporate Governance” section of our website, www.f5.com, these communications will be forwarded by the Corporate Secretary to a Board member, Board committee or the full Board of Directors as appropriate.

Code of Ethics for Senior Financial Officers

We have adopted a Code of Ethics for Senior Financial Officers that applies to certain of our senior officers, including our Chief Executive Officer and Chief Financial Officer. The Code of Ethics for Senior Financial Officers is posted under the “About F5 — Investor Relations — Corporate Governance” section of the Company’s website, www.f5.com. A copy of the Code of Ethics may be obtained without charge by written request to the Company’s Corporate Secretary. We also have a separate Code of Business Conduct and Ethics that applies to all of the Company’s employees, which may also be found under the “About F5 — Investor Relations — Corporate Governance” section of our website.

Compensation Risk Assessment

The Compensation Committee and Company management have reviewed the Company’s compensation plans and programs and have concluded that none of these plans or programs is reasonably likely to have a material adverse effect on the Company. In making this evaluation, the Compensation Committee reviewed the key elements of each of the Company’s compensation programs and the means by which any potential risks are mitigated, including through various elements in the Company’s enterprise risk management program. The Company’s compensation programs include a mix of base salary, cash incentive compensation, and long-term equity compensation. The incentive compensation and performance-based annual equity awards programs for the executive officers include both revenue and EBITDA targets intended to ensure that the executive officers appropriately manage operating risks, avoid excessive risk-taking, and maintain the Company’s gross margin and operating margin targets while growing its revenue base.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Company’s “Compensation Discussion and Analysis.” Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and the Company’s Annual Report to Shareholders on Form 10-K for the fiscal year ended September 30, 2015.

Members of the Compensation Committee:

A. Gary Ames

Deborah L. Bevier, Chair

Michael L. Dreyer

Alan J. Higginson

Stephen M. Smith

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides information about the fiscal year 2015 compensation program for our fiscal year 2015 named executive officers (sometimes referred to herein as NEOs) who are as follows:

John McAdam, President and Chief Executive Officer (Mr. McAdam served as our President and CEO (and principal executive officer) from October 1, 2014 to July 1, 2015, when he retired as President and CEO and assumed the role of Chairman of the Board of Directors. Following Mr. Rivelo’s resignation, Mr. McAdam again began serving as President and CEO and a director but resigned as Chairman of the Board of Directors.)

Manuel Rivelo, President and Chief Executive Officer (Mr. Rivelo became our President and CEO (and principal executive officer) effective July 1, 2015 and served in that role until his resignation effective December 13, 2015. Prior to assuming the role of CEO on July 1, 2015, Mr. Rivelo served as the Company’s Executive Vice President of Strategic Solutions.)

Andrew Reinland, Executive Vice President and Chief Financial Officer (and our principal financial officer)

Karl Triebes, Executive Vice President of Product Development and Chief Technical Officer

Edward J. Eames, Executive Vice President of Business Operations (Mr. Eames was promoted to the title of Executive Vice President and Chief Operations Officer on October 23, 2015.)

Kristen Roby Dimlow, Executive Vice President of Human Resources

Chief Executive Officer Transition

Following Mr. McAdam’s October 2014 announcement of his decision to retire as CEO by the end of fiscal year 2015, the Board of Directors conducted an extensive, in-depth analysis of candidates to be his successor in accordance with the Company’s long-standing succession planning processes and procedures. This search resulted in the April 19, 2015 appointment of Manuel Rivelo as the Company’s next President and Chief Executive Officer, effective July 1, 2015. This CEO transition resulted in a couple of additional executive compensation actions in fiscal year 2015.

Retirement Compensation for Mr. McAdam

Shortly after joining F5 in July 2000, Mr. McAdam successfully navigated the Company through the turbulent post-dot-com era, bringing F5 to profitability and positioning it for further growth. Under Mr. McAdam’s leadership during his tenure at F5:

•	The Company’s annual revenue grew from $108.6 million in fiscal year 2000 to more than $1.9 billion in fiscal year 2015.

•	the Company made strategic acquisitions which enabled the Company’s expansion into new and adjacent markets that enhance the Company’s core application delivery solution offerings.

•	the Company was added to the S&P 500—one of the world’s most widely followed stock market indices.

While Mr. McAdam and the other NEOs are eligible for participation in the Company’s 401(k) plan that is available to all full time U.S. based employees, the Company does not have a current deferred compensation plan or other retirement benefits for senior executive officers. In recognition of Mr. McAdam’s 15-year tenure with the Company and his leadership in guiding the Company to become the industry leader in application delivery solutions, the Board deemed it appropriate to provide Mr. McAdam with retirement compensation commensurate with his contributions to the Company. Accordingly, at the direction of the Board, the Compensation Committee retained its independent compensation consultant, Towers Watson, to evaluate potential retirement compensation for Mr. McAdam and to make recommendations based upon similarly situated retiring chief executives.

Pursuant to the terms of the F5 Networks, Inc. 2014 Incentive Plan as amended and restated (the “Plan”) and Mr. McAdam’s grant documents, Mr. McAdam was entitled to continue to vest all restricted stock units (RSUs) granted prior to his retirement date, including those RSUs scheduled to vest based upon the passage of time (the “Time Based Awards”) and those scheduled to vest based upon the achievement of certain performance criteria as established by the Compensation Committee and ratified by the Board (the “Performance Awards”) so long as he continued to provide service to the Company as an employee, director, or service provider (the “Continuous Service Requirement”). After deliberations and discussions regarding compensation for retiring chief executives with its independent compensation consultant Towers Watson and reviewing the compensation Mr. McAdam would be entitled to receive as a continuing director of the Company, the Compensation Committee determined, and the Board agreed, that it would be appropriate and in the best interest of the Company to recommend a Retirement Agreement that provided the following:

•	Mr. McAdam would be allowed to continue to vest Time Based Awards consisting of 68,997 shares of the Company’s Common Stock granted under the Plan and that such vesting would continue until such shares vest fully on November 1, 2018 (or such earlier time set forth in the Plan).

•	The vesting of such Time Based Awards would not be subject to the Continuous Service Requirement.

•	Mr. McAdam would forfeit all Performance Awards which had been previously granted to him regardless of whether he may be treated as having Continuous Service as a Director, with the exception that he would have the opportunity to vest those that were scheduled to vest in the third and fourth quarters of fiscal year 2015 (“Continuing Performance Awards”) which resulted in the vesting of 14,028 shares of Continuing Performance Awards.

•	Mr. McAdam would receive his cash bonus compensation but not his base salary for the fourth quarter of fiscal year 2015 based upon his contributions to the Company throughout the year.

The Compensation Committee believed, and the Board agreed, that providing Mr. McAdam the opportunity to continue vesting his Time Based Awards following his retirement while waiving the Continuous Service Requirement would reward Mr. McAdam for his many years of service while allowing Mr. McAdam and the Company flexibility to determine the most appropriate role for Mr. McAdam under the Company’s new leadership, and that such waiver of the Continuous Service Requirement was appropriately balanced by his forfeiture of the right to receive any Performance Awards other than those vesting in the third and fourth quarters of fiscal year 2015. After considering the recommendations of the Compensation Committee and its independent consultant, Towers Watson, the Board approved the Retirement Agreement for Mr. McAdam.

Mr. McAdam’s CEO Compensation for Fiscal Year 2016

In conjunction with Mr. McAdam’s re-appointment to the role of President and CEO on December 13, 2015, the Compensation Committee initiated an evaluation of an appropriate compensation arrangement for Mr. McAdam as CEO for recommendation to the Board of Directors. In determining its recommendation, the Committee considered factors including:

•	Market data compiled by its independent consultant, Towers Watson, on compensation paid to other CEOs on both an interim and permanent basis;

•	Mr. McAdam’s prior compensation with the Company as President and CEO;

•	The value of long term incentive awards forfeited by Mr. McAdam upon his retirement in fiscal year 2015;

•	The value and stability Mr. McAdam brings to the role given his understanding of the Company and its business from his long-tenured role as President and CEO; and

•	The modest percentage increases in base salary for the other named executive officers in fiscal year 2016.

After evaluating these factors, the Committee recommended a compensation package for Mr. McAdam to the full Board for approval, which consists of the following components for fiscal year 2016:

•	An annual base salary rate of $910,000, which represents an approximate increase of 4% over his fiscal year 2015 annual base salary rate;

•	A performance bonus consisting of 130% of his base salary, which is the same as his fiscal year 2015 bonus percentage; and

•	An award of RSUs with such award to be for the number of shares of Company Common Stock determined by dividing $3,750,000 by the fair market value of a share of the Common Stock on the close of trading on February 1, 2016. The grant is to vest quarterly over a one-year period from February 1, 2016 without a continuous service requirement, with 60% of such award (plus additional RSUs subject to an over-achievement allocation, if any) constituting performance-based awards subject to performance-based vesting formula as established by the Compensation Committee.

After considering the recommendations of the Compensation Committee and its independent consultant, the Board approved the fiscal year 2016 compensation arrangement for Mr. McAdam.

Mr. Rivelo’s Compensation As Newly Appointed President and CEO

On April 19, 2015 our Board of Directors appointed Mr. Rivelo as the Company’s next President and Chief Executive Officer effective July 1, 2015. In conjunction with the appointment, the Compensation Committee engaged its independent compensation consultant, Towers Watson, to examine compensation trends for newly appointed executive officers and to examine benchmark data for CEO compensation for the Company’s proxy peers. Following a review and analysis of such data, the Compensation Committee recommended, and the independent members of the Board approved, a compensation package effective as of July 1, 2015, that compensated Mr. Rivelo for his role as President and CEO through the remainder of fiscal year 2015 with a review of his compensation for fiscal year 2016 in the ordinary course of executive compensation review at fiscal year end. This compensation structure consisted of two components consistent with the Company’s compensation philosophy as more thoroughly discussed below.

Cash Compensation — The first component was an increase in Mr. Rivelo’s base salary from $427,689 to $650,000. Given that Mr. Rivelo was a newly appointed chief executive, the Committee and the independent members of the Board agreed that it was appropriate to set his target base salary, bonus and total direct compensation below the 50th percentile for the peer group. Also, consistent with the Company’s philosophy that the principal executive officer’s compensation be more heavily weighted towards performance-based compensation, the Board increased his target bonus from 100% to 130% of his annual base salary, for a total annual cash compensation target of $1,495,000, which falls below the 50th percentile for the Company’s proxy peer group.

Equity Compensation — The second component of Mr. Rivelo’s compensation as newly appointed principal executive officer was an additional grant of restricted stock units. Again, consistent with the Company’s compensation policy, the Compensation Committee recommended and the independent members of the Board approved a long term incentive award consisting of the right to receive restricted stock units having an aggregate target fair market value of approximately $1,500,000 on the date of the grant, of which half of the target value of the restricted stock units were time-based restricted unit awards and half of the target value of the awards were performance-based restricted stock units (which performance-based restricted stock units will be subject to an overachievement allocation, if applicable). These restricted stock unit awards would have vested to the extent applicable quarterly through fiscal 2019 and otherwise be subject to such other terms as set forth in the F5 Network, Inc. 2014 Incentive Plan and applicable award agreements.

Mr. Rivelo’s Separation Agreement

In conjunction with Mr. Rivelo’s resignation from the Company as President and CEO and as a member of the Board after serving through approximately 5/6 of the first quarter of fiscal year 2016, the Company entered into a Waiver and Non-Competition Agreement and General Release of All Claims with Mr. Rivelo. In consideration for the covenants contained in such agreement, including the general release and a one-year non-competition clause, the Company agreed to provide Mr. Rivelo the following compensation:

•	5/6 of his performance bonus (MBO) for the first quarter of fiscal year 2016; and

•	5/6 of the time-based and performance-based RSU awards for the first quarter of fiscal year 2016 and scheduled to vest on February 1, 2016 (consisting of 7,734 shares at target).

New Executives

In addition to Mr. McAdam’s retirement and Mr. Rivelo’s appointment as the Company’s new CEO, we made other significant leadership changes. On May 6, 2016, the Company announced it hired Ms. Kristen Roby Dimlow, a former Microsoft executive, as its EVP of Human Resources. Ms. Roby Dimlow was formerly Human Resources General Manager for the Microsoft Devices Group. During her nearly 18 years at Microsoft, Kristen also held a number of HR leadership roles including responsibility for the Online Services Division, the Platforms and Services Division, Windows and Core Operating Systems Divisions, and leading Microsoft’s University Staffing function. Additionally, Kristen held a number of finance leadership positions at Microsoft including Senior Director Xbox Finance, Windows Client & Server Controller, and Office Controller. Prior to Microsoft, Kristen worked for nine years at the Walt Disney Studios most recently as Vice President of Finance for the Disney TeleVentures group. Kristen began her career as a financial analyst with General Electric. Also, on August 10, 2015, the Company announced the hiring of John DiLullo as its new EVP of Worldwide Sales. Prior to joining F5, Mr. DiLullo ran the Worldwide Sales and Services team at Aruba Networks, through their acquisition by Hewlett-Packard. Before this role, he served Avaya Communications in three progressive General Manager roles — first as President of Asia-Pacific, then Latin America and Canada, and ultimately the entire Americas Theater. Before joining Avaya, DiLullo spent seven years at Cisco Systems, most recently as Vice President of Channels, and three years at SonicWALL as Vice President of Sales, Channels, and Field Operations.

Strong Performance

•	Record annual revenue $1.92 billion, up 11% over FY14.

•	Record cash flows from operations of $685 million.

•	Record GAAP net income of $365 million.

•	$606.9 million returned to shareholders through dividends and stock buybacks.

•	F5 recognized as a Top Place to Work in the Glassdoor Employee Choice Awards.

•	F5 named a Leader in the 2015 Magic Quadrant for Application Delivery Controllers for 9th Consecutive Year.

Compensation Policies and Practices Linked to Shareholder Value Creation and Mitigation of Risk

•	The majority of compensation for the President and CEO is performance-based compensation which is at risk if certain threshold achievement is not met.

•	No excise tax gross ups — the Company does not provide for “golden parachute” excise tax gross-ups upon a change in control of the Company.

•	The Company offers only modest perquisites to its executive officers that are supported by a business interest and which are consistent with broad-based benefit plans that are available to other employees.

•	Independent compensation consultant — the Committee retains an independent compensation consulting firm which provides no other services to the Company other than services for the Committee.

•	Stock Ownership Guidelines — the Board and Company executives are subject to stock ownership requirements that encourage alignment with the interests of the shareholders.

•	Clawback policy — incentive compensation for certain executives may be subject to recoupment in the event the Company restates its reported financial results to correct a material accounting error on an interim or annual financial statement included in a report on Form 10-Q or 10-K due to material noncompliance with a financial reporting requirement.

•	No hedging or pledging of stock — executive officers are prohibited from entering into hedging or pledging transactions or trading in puts, calls or other derivatives of the Company’s Common Stock or otherwise engaging in short sales of Common Stock of the Company.

•	No re-pricing of options — under the terms of the F5 Networks, Inc. 2014 Incentive Plan, the re-pricing of underwater options is prohibited absent shareholder approval.

•	Double trigger change of control agreements — the Company’s change of control agreements with its executives contain a “double trigger” feature.

•	Annual Advisory Vote on Executive Compensation.

Results of 2015 Shareholder Advisory Vote on Executive Compensation

In evaluating the Company’s executive compensation program for fiscal year 2015, the Compensation Committee of the Board of Directors (the “Committee”) considered the shareholder annual advisory vote on executive compensation for fiscal year 2014 which was approved by over 93% of the votes cast. The Committee believes this vote reflects a high level of approval of the executive compensation program. The Committee carefully considers feedback from shareholders regarding the Company’s executive compensation, including the results of the shareholders’ annual advisory vote on executive compensation. The Company also meets regularly with shareholders and analysts. Shareholders are invited to express their views to the Committee, including as described above under the heading “Communications with Directors.”

Executive Compensation Program Objectives

The objectives of our executive compensation program are to correlate executive compensation with the Company’s business objectives, performance and the creation of shareholder value, and to enable the Company to attract, retain and reward key executive officers who contribute to its long-term success. We believe the total direct compensation our named executive officers received in fiscal year 2015 as set forth in the Summary Compensation Table on page 36 is consistent with and reflects these objectives.

Fiscal Year 2015 Corporate Performance

The Company’s total annual revenue in fiscal year 2015, $1.92 billion, was the highest ever and an increase of 11% over fiscal year 2014. Cash flow from operating activities was $685 million and GAAP net income was $365 million, both the highest in the Company’s history. We maintained very strong GAAP gross margins and operating margins throughout fiscal year 2015. GAAP gross margin and GAAP operating margin were 82.7% and 28.8% respectively for fiscal year 2015. GAAP operating margin improved in the second half of fiscal year 2015. The Company continued to maintain a very strong balance sheet, ending the fiscal year with cash and investments totaling approximately $1.17 billion.

The following is a chart reflecting the Company’s growth in revenue, cash flow and net income.

Below is a chart showing the Company’s cumulative total return over the past five years as compared to its peer group and the Nasdaq Composite, Nasdaq Computer Index and S&P 500.

Prepared by Zacks Investment Research, Inc. Used with permission. All rights reserved. Copyright 1980-2016 Index Data: Copyright Standard and Poor’s, Inc. and Copyright NASDAQ OMX, Inc. Used with permission. All rights reserved.

While share price volatility has affected the Company’s 1, 3 and 5-year returns relative to other years, the Company continued to strive to deliver shareholder value by returning over $600 million to its shareholders through stock buybacks.

Compensation Philosophy

We design the compensation programs for our executive officers to link compensation to improvements in the Company’s financial performance and the creation of shareholder value. We achieve this objective through a compensation program that:

•	provides a competitive total compensation package that enables the Company to attract, motivate, reward and retain executive officers who contribute to the Company’s success;

•	links incentive compensation to the performance of the Company and aligns the interests of executive officers with the long-term interests of shareholders; and

•	establishes incentives that relate to the Company’s quarterly, annual and long-term business strategies and objectives.

The Compensation Committee believes that the Company’s executive compensation should also reflect each executive officer’s qualifications, experience, role and personal performance, and the Company’s performance achievements. Regarding the Company’s incentive compensation and performance-based equity awards programs, the Compensation Committee continues to believe that revenue and EBITDA are the most appropriate measurements for these programs as the Company’s ability to deliver consistent and strong financial performance is of crucial importance in maintaining and growing shareholder value, and furthers the shared interests of the Company’s executive officers and shareholders. The focus on revenue growth balanced by the EBITDA targets ensures that the Company appropriately manages operating risks, avoids excessive risk-taking, and maintains its gross margin and operating margin targets. Based on feedback from shareholders, the Company believes these targets appropriately reflect and address the long-term interests of our shareholders and promote the Company’s business strategies and objectives. The targets approved each fiscal year are set at a level which the Compensation Committee believes will require solid execution by the executive team, and, if achieved, will contribute to growing shareholder value. The Compensation Committee also believes that in light of market volatility and difficult macro-economic conditions, performance targets based on share price may promote a short-term focus inconsistent with the long-term interests of shareholders and the Company’s business strategies and objectives.

Elements of Our Compensation Program

The three primary components of our executive compensation program are: (i) base salary (“Salary”), (ii) incentive compensation in the form of cash bonuses (“Bonus”), and (iii) long term incentive compensation comprised of equity compensation that is both performance-based and time-based (“LTI”).

CEO Compensation	Other NEO Compensation

CEO compensation consists of Mr. Rivelo’s annualized CEO base salary and what he earned in the fiscal year for his Bonus and LTI. “Other NEO Compensation” is an average of the NEOs other than the CEO. Ms. Roby Dimlow’s base salary is annualized while her Bonus and LTI are not. Please refer to the footnotes accompanying the “Summary Compensation Table for Fiscal Year 2015” below for information on computation of the values.

Base Salary

Base salary is the guaranteed element of employees’ annual cash compensation. Executive officers’ base salaries are set at levels that reflect their specific job responsibilities, experience, qualifications, job performance and potential contributions; market data from two salary surveys covering technology companies in comparable areas (“Survey Companies”); and compensation paid to comparable executives as set forth in proxy statements for the Peer Group Companies developed by an outside independent compensation consultant (See “Factors Considered — Benchmarking”). Base salaries are reviewed and generally adjusted annually and may also be adjusted from time to time in recognition of individual performance, promotions and marketplace competitiveness. The base salaries of the named executive officers, other than Mr. McAdam, are generally set at or near the 50th percentile range of base compensation for comparable executive officers in the Survey Companies and Peer Group Companies.

Incentive Compensation

The Compensation Committee believes that incentives based on attaining or exceeding established financial targets properly align the interests of the executive officers with the interests of the shareholders. All of our executive officers participate in the Incentive Compensation Plan for Executive Officers (“Incentive Plan”). The Incentive Plan is a cash incentive bonus plan, with each named executive officer assigned a target bonus amount expressed as a percentage of such named executive officer’s base salary, ranging in fiscal year 2015 from 60% to 130%.

The Compensation Committee, in consultation with our President and CEO, determines each of these target bonus percentages based on its assessment of the impact each position had on the Company’s financial performance and compensation data from the Survey Companies and Peer Group Companies provided by the outside consultant. The total direct cash compensation (base salary plus the target bonus) of the executive officers other than Mr. McAdam is generally set at or near the 50th percentile range of total direct cash compensation for comparable executive officers at the Peer Group Companies. If earned, the cash incentive bonus is paid quarterly. For fiscal year 2015, 70% of the cash incentive bonus was based on the Company achieving target revenue for the quarter, and 30% was based on the Company achieving target EBITDA (earnings before interest, taxes, depreciation and amortization) for the quarter. As discussed above, in fiscal year 2015 the Committee adjusted the formula to more heavily weight revenue growth based upon the Company’s belief that growth is a key driver of shareholder return. Each such target is determined by the Compensation Committee. No cash incentive bonus will be paid for results less than 80% of an applicable target. The cash incentive bonus is paid on a linear basis above 80% of the targeted goals. Results for both targets must equal or exceed 100% for the total cash incentive bonus to be paid at 100% or more.

For example, if 90% of the revenue goal and 85% of the EBITDA goal are achieved, the quarterly cash incentive bonus is paid out at 88.5%. If 90% of the revenue goal and 105% of the EBITDA are achieved, the EBITDA goal is capped at 100% and the quarterly cash incentive bonus is paid out at 93%. If 100% of the revenue goal and 120% of the EBITDA goal are achieved, the quarterly cash incentive bonus is paid out at 106% since both goals were achieved at 100% or more. The Compensation Committee utilized the same performance formula, revenue and EBITDA targets for the performance-based equity awards issued to the named executive officers, including the performance-based equity awards approved in fiscal year 2015.

	Weight	Performance Formula Examples
% of Revenue Target Achieved	70%	90	90	100	70	70
% of EBITDA Target Achieved	30%	85	105	120	90	75

Total % Achieved		88.5	93.0	106.0	27.0	0

As noted in the section above on “Compensation Philosophy,” the Compensation Committee believes this performance formula has contributed to the Company’s consistent and strong financial performance and is of crucial importance in maintaining and growing shareholder value and furthering the shared interests of the Company’s executive officers and shareholders. The targets approved by the Compensation Committee each fiscal year require solid execution by the executive team. Also, the performance-based incentive and equity compensation is paid out on a linear basis above 80% of the targeted goal and the executive officers’ total direct compensation will be reduced significantly if the Company has poor operating results. Since the performance formula does not include any multipliers or other accelerators and the results of both targets must equal or exceed 100% for the total performance-based compensation to be paid out at 100% or more, the performance formula limits to a reasonable and foreseeable level the amount of total performance-based compensation paid in the case of strong operating results exceeding the targets.

Claw Back Policy

If the Company restates its reported financial results to correct a material accounting error on an interim or annual financial statement included in a report on Form 10-Q or 10-K due to material noncompliance with a financial reporting requirement under the federal securities laws, the Board of Directors shall review any incentive bonuses paid to the President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, and Executive Vice President and General Counsel as a result of the restated results during the 12-month period preceding the filing of the restatement and, to the extent practicable and in the best interests of shareholders, shall seek to recover or cancel the appropriate excess portion, if any, of such awards that were based on financial results that were revised in the restatement. Following such review, if the Board of Directors decides not to recover or cancel any portion of the awards at issue, that decision shall be disclosed in the Company’s next annual proxy statement.

Fiscal Year 2015 Base Salaries and Incentive Compensation Awards

Consistent with Committee’s compensation philosophy and its intent to target total direct cash compensation for the executive officers other than Mr. McAdam at or near the 50th percentile as compared to the

Peer Group Companies, the Committee increased the base salaries for fiscal year 2015 for each of the named executive officers other than Mr. McAdam by 5%. Also consistent with the Committee’s compensation philosophy that a significant portion of the NEO’s compensation should be incentive based the Committee approved the following target bonus percentages for each of the named executive officers.

	Incentive Plan % of Base Salary
	2014	2015
• John McAdam	130%	130%
• Andrew Reinland	90%	90%
• Karl Triebes	90%	90%
• Edward J. Eames	90%	90%
• Manuel Rivelo	100%	130%
(Mr. Rivelo’s bonus percentage was increased from 100% to 130% upon his promotion to President & CEO effective July 1, 2015.)
• Kristen Roby Dimlow		60%

For fiscal year 2015, the quarterly revenue targets were $466 million, $477 million, $495 million and $517 million and the quarterly EBITDA targets were $142.4 million, $139.5 million, $148.1 million and $161.8 million. The Company achieved 99.3%, 99%, 97.7% and 97% of the quarterly revenue targets and 100%, 100%, 100% and 98.1% of the quarterly EBITDA targets. The named executive officers earned 99.5%, 99.3%, 98.4% and 97.3% of their target cash incentive bonuses for the four quarters of fiscal year 2015, respectively. Overall in fiscal year 2015, the Company achieved 98.2% of the annual revenue target and 99.6% of the annual EBITDA target and the executive officers earned 98.6% of their total target cash incentive bonus.

The Compensation Committee retains some discretion in the administration of the Incentive Plan, although the Committee did not exercise that discretion in administration of the Incentive Plan in fiscal year 2015. The Compensation Committee believes that the cash incentive bonuses paid to the executive officers for performance in fiscal year 2015 were merited due to the Company’s strong operating results summarized above, which were achieved despite the corporate leadership transition and a rapidly evolving market environment throughout fiscal year 2015.

Equity Compensation

The Compensation Committee believes that equity ownership aligns the interests of executive officers with those of the shareholders and provides significant motivation to executive officers to maximize value for the Company’s shareholders. In accordance with this belief, the Compensation Committee periodically approves grants of equity compensation in the form of restricted stock units (“RSUs”) under the Company’s equity incentive plan. The amounts of these grants are based on the relative position and responsibilities of each executive officer, previous and expected contributions of each officer to the Company’s success, equity compensation data from Survey Companies and Peer Group Companies provided by the outside consultant, previous grants to each officer, and recruitment and retention considerations. The value of equity compensation grants to each of the executive officers is generally set between the 50th and 75th percentile range of the value of the most recent long-term incentive compensation grants to comparable executive officers in the Survey Companies and Peer Group Companies. In considering the value of equity compensation grants to executive officers, the Compensation Committee considers the total value of the shares underlying the RSUs based on the closing value of the Common Stock on the last trading day prior to the date the annual awards are issued rather than the aggregate grant date fair value for accounting purposes as described in more detail in footnote (8) of the Grants of Plan-Based Awards in Fiscal 2015 Table. The grant date fair value of equity incentive awards for accounting purposes as reported in that Table is based on the closing price of the Common Stock on the applicable accounting grant date, which, in the case of the later tranches of the performance-based equity awards, is later than the date the Compensation Committee determines the number of shares underlying the annual awards to executives. Therefore, the Table includes the cumulative value of a portion of performance-based equity awards issued in fiscal years 2012, 2013, 2014 and 2015 as reflected in footnote (8) to such Table.

In January 2007, the Board of Directors approved and adopted a “Policy Regarding the Granting of Equity-Based Compensation Awards” which provided that the Compensation Committee or the Board of Directors, as applicable, shall approve equity awards to existing employees and service providers (other than newly-promoted individuals and non-employee directors) on an annual basis on August 1 (or, if such day is not a business day, on the following business day). A copy of this Policy may be found under the “About F5 — Investor Relations — Corporate Governance” section of the Company’s website. In November 2011, as part of the annual review of executive compensation, the Compensation Committee and the Board of Directors amended this policy to provide that annual equity awards to the Company’s executive officers be issued on November 1 (or, if such day is not a business day, on the following business day). In moving the award date to November 1, the quarterly targets for the performance portion of the annual equity awards issued to the executive officers coincide with a single fiscal year and no longer overlap two fiscal years. This transition resulted in smaller annual equity awards for the named executive officers in fiscal year 2012 as compared to fiscal year 2013.

In fiscal years 2010 through 2012, annual equity awards to Company executives vested in quarterly increments over a three year period. For the annual equity awards to the Company’s executive officers beginning in fiscal year 2013, the vesting period was extended to four years.

Equity awards to newly-hired employees and service providers (other than non-employee directors) and to newly-promoted individuals are approved on a quarterly basis on February 1, May 1, August 1 and November 1 (or, if such day is not a business day, on the following business day). These new-hire and promotion grants generally vest over a four-year period, with 25% vesting on the first anniversary of the award and the balance vesting in equal quarterly increments over the following three years. The Compensation Committee or the Board of Directors, as applicable, may approve equity awards outside of the new-hire grant date to select individuals in the event of extraordinary circumstances. Prior to each annual meeting of shareholders, the Compensation Committee reviews and recommends to the Board of Directors for approval the amount and terms of any equity awards to be granted to non-employee directors. The Board of Directors approves all equity awards to be granted to non-employee directors on the date of the annual meeting of shareholders.

The vesting of 50% of the annual equity award to the executive officers in fiscal year 2015 is subject to the Company achieving specified performance targets over the four-year period following the awards. The Compensation Committee sets these targets on an annual basis. The Compensation Committee reviews and evaluates revenue and expense projections proposed by management and considers industry, competitive and economic trends in setting these targets. These performance-based awards are subject to adjustment or recovery by the Company as provided by law. For the performance-based equity awards issued to the named executive officers, including the performance-based equity awards approved in fiscal 2015, the Compensation Committee utilized the performance formula, revenue and EBITDA targets established for the Incentive Plan. For fiscal year 2015, the named executive officers earned 98.6% of the target performance-based equity awards. Footnote (6) of the Grants of Plan-Based Awards Table in Fiscal Year 2015 includes additional information regarding the performance-based equity compensation program in fiscal year 2015.

The Compensation Committee continues to believe that revenue growth is an important measure for the performance-based equity awards as the Company’s ability to consistently grow revenue is of crucial importance in maintaining and growing shareholder value, and furthers the shared interests of the Company’s executive officers and shareholders. The focus on revenue growth is balanced by the EBITDA targets intended to ensure that the Company appropriately manages operating risks, avoids excessive risk-taking, and maintains its gross margin and operating margin targets while growing its revenue base. As set forth above, total annual revenue of $1.92 billion in fiscal year 2015 was the highest ever, an increase of 11% over fiscal year 2014, and 98.2% of the annual revenue target set by the Compensation Committee. The Company achieved this record revenue while delivering strong quarterly GAAP gross margins and operating margins, and achieving 99.6% of the annual EBITDA target. The Compensation Committee believes that using the same performance formula and targets for the Incentive Plan and the performance-based equity awards is an important and fundamental element in the Company’s executive compensation program, and has contributed to the Company’s operational and financial success and the corresponding increase in shareholder value. The performance formula and targets represent key metrics by which the Company is evaluated, and provide an appropriate and effective balance of performance incentives to focus and motivate executive officers to maximize value for the Company’s shareholders without excessive risk-taking, as evidenced by the Company’s consistent revenue growth and strong GAAP gross margins and operating margins. Use of the same performance formula and targets provide the Company’s shareholders a more direct means of evaluating executive compensation and Company performance, promote a balanced focus on both quarterly and annual targets, and is administratively efficient for the Company in that performance-based equity awards, if any, will be calculated and issued on a quarterly basis. Equity awards not earned for any quarter are forfeited and, except as provided by law, issued awards will not be subject to future adjustments or recovery. Generally, a named executive officer must be employed by the Company or its affiliates on each vesting date in order to receive the shares of Common Stock issuable upon such vesting date.

Fiscal Year 2015 Equity Awards

For the annual equity awards issued in fiscal year 2015 (“2015 Annual Equity Award”), the Compensation Committee approved the following awards to the executive officers with a four year vesting period as set forth below.

	2015 Annual Equity Awards	Target Value
• John McAdam	60,986 RSUs	$7,500,000
• Andrew Reinland	21,142 RSUs	$2,600,000
• Karl Triebes	21,142 RSUs	$2,600,000
• Edward J. Eames	21,142 RSUs	$2,600,000
• Manuel Rivelo	21,142 RSUs	$2,600,000
Mr. Rivelo also received an additional grant of RSUs on May 1, 2015 as a component of his CEO compensation. Please refer to Mr. Rivelo’s Compensation as Newly Appointed President and CEO on p. 23.

The Compensation Committee approved these grants as consistent with the value of equity compensation grants and the target total direct compensation (total value of annual base, bonus and equity compensation grants) at the 50th and 75th percentile range for comparable executive officers in Peer Group Companies.

Stock Ownership and Stock Holding Guidelines

In October 2010, the Board of Directors adopted stock ownership and stock holding guidelines for the Company’s named executive officers and other executive officers. The guidelines were established to promote a long-term perspective in managing the business, further align the interests of the executive officers and the Company’s shareholders, and reduce any incentive for excessive short-term risk taking. The guidelines provide for the following stock ownership:

President and Chief Executive Officer	5x base salary
All Other Executive Officers	2x base salary

Executive officers are required to achieve the ownership guidelines within the later of five years after adoption of the guidelines by the Board of Directors or within three years after first being designated as such executive officer. Until the applicable guideline is achieved, the stock holding provisions require executive officers to retain that number of shares equal to not less than 20% of the Net Shares received as the result of the vesting of any RSUs. “Net Shares” are those shares that remain after shares are sold to pay withholding taxes. Shares of Common Stock that count towards satisfaction of the guidelines include shares purchased on the open market, shares obtained through stock option exercises or pursuant to the Company’s Employee Stock Purchase Plan, shares obtained through grants of Restricted Stock Units, and shares beneficially owned in a trust by a spouse and/or minor children. Shares owned by executive officers shall be valued at the greater of (i) the price at the time of acquisition/purchase or (ii) the current market value.

Derivatives Trading and Hedging Policy

Pursuant to the Company’s “Insider Trading Policy,” the Company considers it improper and inappropriate for any employee, officer or director of the Company to engage in short-term or speculative transactions in the Company’s securities. The policy specifically prohibits directors, officers and other employees, and their family members, from engaging in short sales of the Company’s securities, transactions in puts, calls or other derivative securities on an exchange or in any other organized market, and certain hedging transactions related to the Company’s securities. In addition, directors, officers and other employees are prohibited, except under certain limited exceptions, from holding Company securities in a margin account or pledging Company securities as collateral for a loan. Each of the named executive officers complied with this policy during fiscal year 2015 and has no Company securities pledged or in margin accounts. A copy of the Company’s “Insider Trading Policy” may be found under the “About F5 — Investor Relations — Corporate Governance” section of our website, www.f5.com.

Other Benefits and Perquisites

The Company’s executive officers participate in broad-based benefit plans that are available to other employees. The Company does not currently provide additional material perquisites for its executive officers.

How Each Element Fits Into our Overall Compensation Objectives and Affects Other Elements of Compensation

Consistent with our philosophy that a significant amount of the executive officers’ compensation should be directly linked to the performance of the Company and align the interests of executive officers with the long-term interests of shareholders, a majority of the executives’ compensation is based on the Company achieving certain performance and financial targets. We do not have an exact formula for allocating between cash and equity compensation, but target total direct cash compensation (base salary plus the target bonus) of the executive officers other than Mr. McAdam is at or near the 50th percentile range of total cash compensation for comparable executive officers in the Peer Group Companies, and total direct compensation (cash and equity compensation) is between the 50th and 75th percentiles.

Impact of Accounting and Tax Treatments of a Particular Form of Compensation

The accounting and tax treatment of the elements of our compensation program is one factor considered in the design of the compensation program. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”), the federal income tax deduction for certain types of compensation paid to the chief executive officer and the three other most highly compensated executive officers of publicly-held companies (other than the chief financial officer) is limited to $1 million per officer per fiscal year unless such compensation meets certain requirements. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance based” compensation (i.e., compensation paid only if performance meets pre-established objective goals based on performance criteria approved by stockholders). Although the Compensation Committee considers the impact of Section 162(m) as well as other tax and accounting consequences when developing and implementing the Company’s executive compensation programs, the Committee retains the flexibility to design and administer compensation programs that are in the best interests of the Company and its shareholders. In addition, due to the ambiguities and uncertainties as to the application and interpretation of Section 162(m) of the Code, no assurances can be given, that compensation even if intended by the Compensation Committee to satisfy the requirements for deductibility under Section 162(m) of the Code would, in fact, do so.

Factors Considered — Benchmarking

The Compensation Committee conducts an annual review of the executive compensation program and utilizes peer and survey group data to help set proper compensation levels. The Compensation Committee has retained an outside independent compensation consultant, Towers Watson, to assist it in this review and to conduct a competitive review of the total direct compensation (cash and equity compensation) for the Company’s executive officers. Towers Watson worked directly for and with the Compensation Committee and performs no other consulting or other services for the Company. The Compensation Committee instructed Towers Watson to collect base salary, total cash, long-term incentive, and total direct compensation data and to analyze and compare on a pay rank and position basis our executive officers’ compensation with the compensation paid to comparable executives as set forth in proxy statements for the peer group companies developed by Towers Watson and approved by the Compensation Committee.

For fiscal year 2015, in light of the Company’s growth and evolution, the Compensation Committee directed Towers Watson to review the peer group of companies used historically by the Compensation Committee to identify a group which more closely aligned with the Company in the talent marketplace. In reviewing the peer group, the Committee focused on companies that the Company competes with in the marketplace and for talent, as well as other factors identified below. The Company’s continued growth, expanding business model and security focus led the Committee to conclude that a broad range of peer companies was appropriate and included a mix of larger companies and smaller companies. Company size both in terms of revenue and market capitalization were factors that were considered, but in choosing the Peer Group Companies, the Committee believed that other factors such as similar industry focus, comparable business models, and competition for executive talent were more relevant in evaluating the Peer Group Companies. Towers Watson received input from the Compensation Committee, other members of the Company’s Board of Directors and management and recommended that the Compensation Committee include a broader set of peers for fiscal year 2015 given the criteria identified above and, as a result, recommended adding the following three peer companies to the group: Brocade Communication Systems, Inc., JDS Uniphase Corporation and Palo Alto Networks, Inc. Brocade Communication Systems identified itself as a Company peer in its proxy statement and was also identified as a Company peer in the peer group chosen by Institutional Shareholder Services (ISS) for analysis of the Company’s executive compensation programs. Furthermore, Towers Watson indicated that Palo Alto Networks, Inc. was appropriate since the Company competes heavily for talent with Palo Alto Networks, Inc. as one of its named executive officers is a former Company executive; its New CEO came from VeriSign, a current peer; and it discloses F5 as a market peer in its most recent proxy. Finally, JDS Uniphase Corporation is a technology company that identified the Company as a peer in its proxy statement and had revenues in a similar range to the Company. Accordingly, the Committee chose to utilize the following list of peer companies for purposes of analyzing the Company’s executive compensation program:

ADTRAN, Inc.	Equinix, Inc.	QLogic Corporation
Akamai Technologies, Inc.	JDS Uniphase Corporation	Red Hat, Inc.
Brocade Communications Systems, Inc.	Juniper Networks, Inc.	Riverbed Technology, Inc.
CA Technologies	NetApp, Inc.	Symantec Corporation
Citrix Systems, Inc.	Palo Alto Networks, Inc.	VeriSign, Inc

As of the date of the market analysis conducted by Towers Watson, the Company was positioned within the Peer Group Companies at the 36th percentile in revenues, 47th percentile in market capitalization and 75th percentile in market capitalization to revenues. For fiscal year 2015, Towers Watson also reviewed with the Compensation Committee compensation data published in the Radford Executive Survey for companies in the Software/Network sector with revenues from $1 billion to $5 billion and the IPAS High Technology Survey for companies with revenues from $500 million to $3 billion. This data was used by the Company primarily as a competitive reference for positions below the executive officer level.

Role of Executive Officers in Determining Executive Compensation

The Compensation Committee annually assesses the performance of, and recommends to the full Board of Directors base salary and incentive compensation for, the Company’s President and Chief Executive Officer. The Company’s President and Chief Executive Officer recommends to the Compensation Committee annual base salary and incentive compensation adjustments for the other executive officers.

Employment Contracts and Double Trigger Change of Control Arrangements

In May 2009, after an extensive review process and in consultation with Towers Watson and outside legal counsel, the Compensation Committee recommended to the Board of Directors and the Board of Directors approved the Company entering into change of control agreements with each of the executive officers (See “Potential Payments Upon Termination or Change in Control”). The Compensation Committee recognizes the threat or possibility of an acquisition by another company or some other change of control event can be a distraction and believes that it is in the best interests of the Company and its shareholders to ensure that the Company will have the continued full attention and dedication of the Named Executive Officers notwithstanding the possibility, threat or occurrence of such an event. See the “2015 Potential Payments Upon Termination or Change in Control Table” for additional information regarding the potential payments and benefits that each Named Executive Officer could receive pursuant to the change of control agreements. The change of control agreements feature a “double trigger” in that the executive officer will not receive the severance amount unless their employment is terminated under certain circumstance within two years after the change of control event. The RSU grant agreements issued to our Named Executive Officers provide that upon certain changes in control of the Company the vesting of outstanding and unvested RSUs will accelerate and such RSUs will become fully vested. We believe that such change of control provisions provide an additional tool for attracting and retaining key executive officers.

There are currently no other written employment contracts with any of the Named Executive Officers. Each such officer is an “at-will” employee, and his employment may be terminated anytime with or without cause. In recognition of an executive officer’s service and contributions to the Company’s success, the Company may enter into a separation agreement with an executive officer, which may provide for some form of severance payment or other benefits upon the executive’s resignation from the Company. These agreements also include other customary terms and conditions, such as releases, and may also require the former executive to provide certain transition services or covenants not to compete at the request of the Company.

Summary Compensation Table

The following table sets forth information concerning compensation for services rendered to us by (a) our Chief Executive Officers in fiscal year 2015, (b) our Chief Financial Officer (the “CFO”) and (c) our three other most highly compensated executive officers who were serving as our executive officers at the end of fiscal year 2015. These executive officers are collectively hereinafter referred to as the “Named Executive Officers.”

Summary Compensation Table for Fiscal Year 2015

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)(8)
John McAdam(1)	2015	$718,386	(3)	—		$7,329,524	$1,121,009	$3,068	$9,171,987
President and Chief Executive Officer	2014	$813,263		—		$6,202,098	$1,124,272	$4,109	$8,143,742
	2013	$813,263		—		$6,526,038	$897,196	$16,183	$8,252,680

Manuel Rivelo(2)	2015	$483,402		—		$3,432,268	$523,538	$7,268	$4,446,476
President and Chief Executive Officer	2014	$405,563		—		$1,838,756	$431,275	$5,623	$2,681,217
	2013	$386,250		—		$1,645,048	$248,566	$4,368	$2,284,232

Andrew Reinland	2015	$401,990		—		$2,579,118	$356,849	$4,200	$3,342,157
Executive VP and Chief Financial Officer	2014	$381,033		—		$2,154,330	$364,671	$8,109	$2,908,143
	2013	$362,889		—		$2,262,202	$233,532	$5,043	$2,863,666

Karl Triebes	2015	$534,759		$1,500	(4)	$2,579,118	$474,709	$17,665	$3,607,751
Executive VP of Product Development and Chief Technical Officer	2014	$506,881		—		$2,154,330	$485,115	$7,465	$3,153,791
	2013	$487,836		—		$2,262,202	$313,939	$7,898	$3,071,875

Edward J. Eames	2015	$426,885		—		$2,579,118	$378,947	$6,339	$3,391,289
Executive VP of Business Operations	2014	$404,630		—		$2,154,330	$387,256	$7,128	$2,953,344
	2013	$389,067		—		$2,262,202	$250,378	$4,943	$2,906,590

Kristen Roby Dimlow(9)	2015	$150,000		—		$4,353,974	$88,180	$4,200	$4,596,354
Executive VP of Human Resources

(1)	Mr. McAdam served as our President and CEO from October 1, 2014 to July 1, 2015, when he retired as President and CEO and assumed the role of Chairman of the Board of Directors.
(2)	Mr. Rivelo became our President and CEO effective July 1, 2015 and served in that role until his resignation effective December 13, 2015. Prior to assuming such role of CEO on July 1, 2015, Mr. Rivelo served as the Company’s Executive Vice President of Strategic Solutions.
(3)	This amount includes $40,000 in Director fees received by Mr. McAdam for his service on the Board from July 1, 2015 through September 30, 2015.
(4)	This amount represents a patent bonus pursuant to the Company’s inventor incentive award program available to all employees.
(5)	This column represents the aggregate grant date fair value of RSUs treated as granted to Named Executive Officers in the applicable year computed in accordance with Accounting Standards Codification Topic 718, Stock Compensation (“ASC Topic 718”) and determined as of the grant date under ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, please refer to note 1 in our financial statements, “Summary of Significant Accounting Policies — Stock-Based Compensation,” included in our Annual Report to Shareholders on Form 10-K for the fiscal year ended September 30, 2015. Additional information about the RSUs appears in the Compensation Discussion and Analysis and in the Grants of Plan-Based Awards table and related narrative.
(6)

This column represents the total cash incentive bonus paid to the Named Executive Officers for fiscal year 2015 under the Incentive Plan. 70% of the cash incentive bonus is based on the Company achieving target revenue for each quarter, and 30% is based on the Company achieving target EBITDA for each quarter. In fiscal year 2015, the Company achieved 98.2% of the annual revenue target and 99.6% of the annual EBITDA target. As a result, the executive officers who participated for the four quarters in fiscal year 2015 earned 98.6% of their target cash incentive bonus in fiscal year 2015. For additional information, see footnote (3) of the Grants of Plan-Based Awards in Fiscal Year 2015 Table.
(7)	Items in the “All Other Compensation” column for fiscal year 2015 include $4,200 each in Company contributions to the 401(k) plan for Messrs. Rivelo, Reinland, Triebes and Eames and Ms. Roby Dimlow. This column also includes $3,068 for Mr. McAdam, $3,068 for Mr. Rivelo, $2,832 for Mr. Triebes and $2,139 for Mr. Eames representing amounts of tax gross ups due to the tax consequences of imputed income from trips attended by these Named Executive Officers to recognize employees. The tax gross ups are provided to all employees who attend the employee reward trips and are not preferential to the Named Executive Officers. For Mr. Triebes, this column also includes $7,633 for Mr. Triebes to attend and host employee reward trips for high performing Company employees and $3,000 for a 10-year employee reward trip.
(8)	The Company did not provide any options for the 2015, 2014 and 2013 fiscal years and does not have a pension or nonqualified deferred compensation plan.
(9)	Ms. Roby Dimlow joined the Company on May 1, 2015. Her salary and Non-Equity Incentive Plan Compensation amounts reflect pro-rata payments for the period of May 1, 2015 through September 30, 2015. Ms. Roby Dimlow’s Stock Award amount reflects the full value of her new hire award.

Grants of Plan-Based Awards in Fiscal Year 2015

				Estimated Possible Payouts Under Non-equity Incentive Plan Awards(3)			Estimated Possible Payouts Under Equity Incentive Plan Awards(6)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards ($)(8)
Name	Grant Date		Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John McAdam	11/3/2014	(1)(4)	10/31/2014	—	—	—	6,099	7,623	15,247	30,493	(7)	$4,740,518
	10/31/2014	(1)(5)	10/31/2014	—	—	—	16,842	21,052	42,105	—		$2,589,006
		(2)(a)	10/31/2014	$909,228	$1,136,535	$2,273,070	—	—	—	—		—

Manuel Rivelo	11/3/2014	(1)(4)	10/31/2014	—	—	—	2,114	2,643	5,286	10,571	(7)	$1,643,394
	10/31/2014	(1)(5)	10/31/2014	—	—	—	6,087	7,609	15,218	—		$935,724
	5/1/2015	(1)(4)	4/19/2015	—	—	—	615	768	1,537	6,147	(7)	$853,150
		(2)(b)	10/13/2014	$342,295	$427,869	$855,738	—	—	—	—		—
		(2)(c)	4/19/2015	$676,000	$845,000	$1,690,000	—	—	—	—		—

Andrew Reinland	11/3/2014	(1)(4)	10/31/2014	—	—	—	2,114	2,643	5,286	10,571	(7)	$1,643,394
	10/31/2014	(1)(5)	10/31/2014	—	—	—	6,087	7,609	15,218	—		$935,724
		(2)(b)	10/13/2014	$289,433	$361,791	$723,582	—	—	—	—		—

Karl Triebes	11/3/2014	(1)(4)	10/31/2014	—	—	—	2,114	2,643	5,286	10,571	(7)	$1,643,394
	10/31/2014	(1)(5)	10/31/2014	—	—	—	6,087	7,609	15,218	—		$935,724
		(2)(b)	10/13/2014	$385,026	$481,283	$962,566	—	—	—	—		—

Edward J. Eames	11/3/2014	(1)(4)	10/31/2014	—	—	—	2,114	2,643	5,286	10,571	(7)	$1,643,394
	10/31/2014	(1)(5)	10/31/2014	—	—	—	6,087	7,609	15,218	—		$935,724
		(2)(b)	10/13/2014	$307,357	$384,196	$768,392	—	—	—	—		—

Kristen Roby Dimlow	5/1/2015	(1)	4/28/2015	—	—	—	—	—	—	35,292	(7)	$4,353,974
		(2)(d)	4/28/2015	$172,800	$216,000	$432,000	—	—	—	—		—

(1)	RSUs granted under the 2014 Incentive Plan. No options were granted to the Named Executive Officers in fiscal year 2015.
(2)

Represents the cash incentive bonus for fiscal year 2015 awarded under the Incentive Plan. (a) On October 13, 2014, the Compensation Committee approved for recommendation to the Board of Directors the fiscal year 2015 target bonus amount for Mr. McAdam and the Board of Directors approved the fiscal year 2015 target bonus amount for Mr. McAdam on October 31, 2014. (b) The Compensation Committee approved the fiscal year 2015 target bonus amounts for Messrs. Rivelo, Reinland, Triebes and Eames on October 13, 2014. Mr. Rivelo’s cash incentive bonus under these terms was effective from October 1, 2014 through June 30, 2015 prior to him being appointed to President and CEO. (c) On April 9, 2015 in connection with Mr. Rivelo’s appointment to President and CEO, the Compensation Committee approved for recommendation to the Board of Directors the target bonus amount for Mr. Rivelo and the Board of Directors approved the target bonus amount for Mr. Rivelo on April 19, 2015.

These cash incentive bonus terms took effect July 1, 2015 upon Mr. Rivelo’s appointment to President and CEO. (d) Ms. Roby Dimlow’s target bonus amount was approved by the Compensation Committee on April 28, 2015.
(3)	70% of the cash incentive bonus is based on the Company achieving target revenue for the quarter and 30% is based on the Company achieving target EBITDA for the quarter. No cash incentive bonus will be paid for results less than 80% of an applicable target. The cash incentive bonus is paid on a linear basis above 80% of the targeted goals with a maximum possible payout capped at 200%. For example, 85% of the possible cash incentive bonus will be paid for revenue or EBITDA at 85% of the applicable target. Similarly, 105% of the possible cash incentive bonus will be paid for revenue or EBITDA at 105% of the applicable target. However, results for both targets must equal or exceed 100% for the total cash incentive bonus to be paid at 100% or more. In fiscal year 2015, the quarterly revenue targets for purposes of the Incentive Plan were $466.0 million, $477.0 million, $495.0 million and $517.0 million, for an annual target of $1,955.0 million; and the quarterly EBITDA targets were $142.4 million, $139.5 million, $148.1 million and $161.8 million, for an annual target of $591.8 million. The actual cash incentive bonus earned for fiscal year 2015 is set forth above in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2015.
(4)	The Estimated Possible Payouts Under Equity Incentive Plan Awards is set forth for the first year performance portion of the annual equity awards issued in fiscal year 2015 (12.5% of the total annual equity awards issued in fiscal year 2015) (the “2015 Performance Award”). For Mr. Rivelo’s May 1, 2015 equity award, set forth is two quarters of the first year performance portion (6.25% of the total equity award issued in fiscal year 2015) (the “Rivelo CEO Performance Award”).
(5)	Represents (i) second year performance portion of the annual equity awards issued in fiscal 2014 (12.5% of the total annual equity awards issued in fiscal year 2014) (the “2014 Performance Award”) and (ii) third year performance portion of the annual equity awards issued in fiscal 2013 (12.5% of the total annual equity awards issued in fiscal year 2013) (the “2013 Performance Award”) (together with the 2014 Performance Award and 2015 Performance Award collectively “Performance Awards”). Under ASC Topic 718, the 2014 Performance Award and the 2013 Performance Award are treated as grants in fiscal year 2015 as the applicable performance targets were set in fiscal year 2015.
(6)	The Performance Awards are subject to the same quarterly revenue and EBITDA goals set by the Board of Directors for the applicable periods in fiscal year 2015. The quarterly revenue targets for the third year performance portion of the 2013 Performance Award, second year performance portion of the 2014 Performance Award and the first year performance portion of the 2015 Performance Award (based on the Company’s performance in the first through fourth quarters of fiscal year 2015) were $466.0 million, $477.0 million, $495.0 million and $517.0 million and the quarterly EBITDA targets were $142.4 million, $139.5 million, $148.1 million and $161.8 million. The quarterly revenue and EBITDA targets for the first two quarters of the Rivelo CEO Performance Award (based on the Company’s performance in the third and fourth quarter of fiscal year 2015) were the same as the Company’s third and fourth quarterly targets. For the four quarters of fiscal year 2015, the Company achieved 99.3%, 99.0%, 97.7% and 97.0% of the quarterly revenue target and 100.0%, 100.0%, 100.0% and 98.1% of the quarterly EBITDA target. As a result, the Named Executive Officers earned 99.5%, 99.3%, 98.4% and 97.3% of the performance-based equity awards for the four quarters of fiscal year 2015, respectively.

70% of these Performance Awards are based on achieving at least 80% of the revenue goal and the other 30% is based on achieving at least 80% of the EBITDA goal. The Performance Awards, if any, are paid on a quarterly basis linearly above 80% of the targeted goals with a maximum possible payout capped at 200%. For example, if the Named Executive Officer’s 2015 Performance Award is 10,000 RSUs and the Performance Award for a quarter is paid out at 100%, the Named Executive Officer would receive 2,500 RSUs.

At least 100% of both goals must be attained in order for the Performance Awards to be awarded over 100%. Each goal is evaluated individually and subject to the 80% achievement threshold, 100% over-achievement threshold and achievement capped at 200% above target. If 90% of the revenue goal and 85% of the EBITDA goal is achieved, the performance award for that quarter is paid out at 88.5%. If 90% of the revenue goal and 105% of the EBITDA is achieved, the EBITDA goal is capped at 100% and the performance award for that quarter is paid out at 93%. If 100% of the revenue goal and 120% of the EBITDA goal is achieved, the performance award for that quarter is paid out at 106% since both goals were achieved at 100% or more. The threshold payout represents 80% of the applicable Performance Awards, the target payout represents 100% of the applicable Performance Awards and the maximum capped achievement represents 200% of the applicable target Performance Awards.

(7)	Represents 50% of the annual equity awards issued to Messrs. McAdam, Rivelo, Reinland, Triebes and Eames in fiscal year 2015, which vest in equal quarterly increments over four years, until such portion of the grant is fully vested on November 1, 2018. For Mr. Rivelo’s May 1, 2015 equity award, this represents 50% of his equity award, which vests in equal quarterly increments over four years, until such portion of the grant is fully vested on May 1, 2019. Ms. Roby Dimlow’s May 1, 2015 new hire equity award vests 25% on May 1, 2016 with the remaining 75% vesting in equal quarterly increments thereafter until such portion of the grant is fully vested on May 1, 2019.

The holder of the RSU award does not have any of the benefits of ownership of the shares of Common Stock subject to the award, such as the right to vote the shares or to receive dividends, unless and until the RSUs vest and the shares are issued.

(8)	This column represents the aggregate grant date fair value of the RSUs treated as granted to Named Executive Officers in fiscal year 2015, computed in accordance with ASC Topic 718. The grant date fair value of the Equity Incentive Plan Awards is calculated by multiplying the target payout number of RSUs by the closing price of the Common Stock on the applicable grant date, November 3, 2014 ($124.37), October 31, 2014 ($122.98) or May 1, 2015 ($123.37). The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, please refer to note 1 in our financial statements, “Summary of Significant Accounting Policies — Stock-Based Compensation,” included in our Annual Report to Shareholders on Form 10-K for the fiscal year ended September 30, 2015.

Outstanding Equity Awards at September 30, 2015

	Stock Awards(1)
Name	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
John McAdam	61,827	(2)	$7,159,567	7,169	(7)	$830,170
Manuel Rivelo	30,151	(3)	$3,491,486	27,652	(8)	$3,202,102
Andrew Reinland	21,888	(4)	$2,534,630	21,888	(9)	$2,534,630
Karl Triebes	21,888	(4)	$2,534,630	21,888	(9)	$2,534,630
Edward J. Eames	21,888	(4)	$2,534,630	21,888	(9)	$2,534,630
Kristen Roby Dimlow	35,292	(5)	$4,086,814	—		—

(1)	No Named Executive Officer had options outstanding at September 30, 2015.
(2)	Comprised of the following equity awards: (i) 12,897 RSUs from the annual equity award issued in fiscal year 2013 which vest in equal quarterly increments through November 1, 2016; (ii) 24,154 RSUs from the annual equity award issued in fiscal year 2014 which vest in equal quarterly increments through November 1, 2017; and (iii) 24,776 RSUs from the annual equity award issued in fiscal year 2015 which vest in equal quarterly increments through November 1, 2018 as set forth in footnote (7) to the Grants of Plan-Based Awards in Fiscal Year 2015 Table.
(3)	Comprised of the following equity awards: (i) 2,500 RSUs from a new hire award issued in fiscal year 2012 which vest in equal quarterly increments through November 1, 2015; (ii) 4,777 RSUs from the annual equity award issued in fiscal year 2013 which vest in equal quarterly increments through November 1, 2016; (iii) 8,522 RSUs from the annual equity award issued in fiscal year 2014 which vest in equal quarterly increments through November 1, 2017; (iv) 8,589 RSUs from the annual equity award issued in fiscal year 2015 which vest in equal quarterly increments through November 1, 2018; and (v) 5,763 RSUs from a promotion award issued in fiscal year 2015 which vest in equal quarterly increments through May 1, 2019 as set forth in footnote (7) to the Grants of Plan-Based Awards in Fiscal Year 2015 Table.
(4)	Comprised of the following equity awards: (i) 4,777 RSUs from the annual equity award issued in fiscal year 2013 which vest in equal quarterly increments through November 1, 2016; (ii) 8,522 RSUs from the annual equity award issued in fiscal year 2014 which vest in equal quarterly increments through November 1, 2017; and (iii) 8,589 RSUs from the annual equity award issued in fiscal year 2015 which vest in equal quarterly increments through November 1, 2018 as set forth in footnote (7) to the Grants of Plan-Based Awards in Fiscal Year 2015 Table.
(5)	New hire award issued in fiscal year 2015 which vests 25% on May 1, 2016 and the remaining 75% vests in equal quarterly increments through May 1, 2019.
(6)	Calculated by multiplying the number of unvested RSUs held by the Named Executive Officer by the closing price of the Common Stock ($115.80) on September 30, 2015.
(7)	Comprised of the following equity awards: (i) 2,579 RSUs from the annual equity award issued in fiscal year 2013; (ii) 2,684 RSUs from the annual equity award issued in fiscal year 2014; and (iii) 1,906 RSUs from the annual equity award issued in fiscal year 2015, which vest on November 1, 2015 pursuant to Mr. McAdam’s retirement agreement and subject to the Company achieving performance criteria and assuming target payout.
(8)

Comprised of the following equity awards: (i) 4,777 RSUs from the annual equity award issued in fiscal year 2013 which vest in quarterly increments during the period ending on November 1, 2016; (ii) 8,522 RSUs from the annual equity award issued in fiscal year 2014 which vest in quarterly increments during the period ending on November 1, 2017; (iii) 8,589 RSUs from the annual equity award issued in fiscal year 2015 which vest in equal quarterly increments through November 1, 2018; and (iv) 5,763 RSUs from a promotion equity award issued in fiscal year 2015 which vest in equal quarterly increments through May 1,

2019, subject to the Company achieving performance criteria and assuming target payout. The RSUs from the annual equity awards issued in fiscal years 2013, 2014 and 2015 for which the performance criteria have not been established as of September 30, 2015 have been treated as outstanding at target for purposes of this Table but are not yet treated as granted under ASC Topic 718.
(9)	Comprised of the following equity awards: (i) 4,777 RSUs from the annual equity award issued in fiscal year 2013 which vest in quarterly increments during the period ending on November 1, 2016; (ii) 8,522 RSUs from the annual equity award issued in fiscal year 2014 which vest in quarterly increments during the period ending on November 1, 2017; and (iii) 8,589 RSUs from the annual equity award issued in fiscal year 2015 which vest in quarterly increments during the period ending on November 1, 2018, subject to the Company achieving performance criteria and assuming target payout. The RSUs from the annual equity awards issued in fiscal years 2013, 2014 and 2015 for which the performance criteria have not been established as of September 30, 2015 have been treated as outstanding for purposes of this Table but are not yet treated as granted under ASC Topic 718.

Option Exercises and Stock Vested in Fiscal Year 2015

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(2)
John McAdam	56,242	$6,918,494
Manuel Rivelo	30,032	$3,702,983
Andrew Reinland	20,091	$2,471,460
Karl Triebes	20,091	$2,471,460
Edward J. Eames	20,091	$2,471,460
Kristen Roby Dimlow	—	—

(1)	There were no option exercises in fiscal year 2015.
(2)	Amounts reflect the closing price of the Common Stock on the day the stock award vested, multiplied by the number of shares.

Potential Payments Upon Termination or Change of Control

Each of our Named Executive Officers is an “at-will” employee, and his employment may be terminated at any time with or without cause.

The Company has entered into change of control agreements with Messrs. Rivelo, Reinland, Triebes and Eames and Ms. Roby Dimlow. These change of control agreements are “double trigger” agreements which provide a protection period of two years after a change of control during which the Named Executive Officer’s annual base salary and annual target incentive bonus cannot be reduced. In addition, each change of control agreement entitles the executive officer to severance benefits if his employment with the Company is terminated within two years after a change of control of the Company, unless such termination is (i) due to death or total disability, (ii) by the Company for cause, or (iii) by the executive officer without good reason. The amount of severance payable to the Named Executive Officers will be equal to one times the sum of the executive officer’s (a) annual salary at the highest rate in effect in the 12 months preceding the change of control date and (b) highest annual target incentive bonus in effect in the 12 months preceding the change of control date. In addition, each Named Executive Officer will be entitled to a pro-rata annual bonus for the year in which his termination of employment occurs, and payment by the Company of premiums for health insurance benefit continuation for one year after termination of the Named Executive Officer’s employment, outplacement services for a period of up to 12 months with a cost to the Company of up to $25,000, and vesting of equity awards. The change of control agreements do not include a tax gross up payment provision. If payments under the change of control agreements or otherwise would subject a Named Executive Officer to the IRS parachute excise tax, the Company would then either (i) reduce the payments to the largest portion of the payments that would result in no portion of the payments being subject to the parachute excise tax or (ii) pay the full amount of such payments, whichever is better on an after-tax basis for the Named Executive Officer.

For purposes of the change of control agreements, a “change of control” is generally defined as (i) acquisition of beneficial ownership of at least 30% of our outstanding shares; (ii) the incumbent directors or those they approve cease to constitute a majority of the Board of Directors; (iii) a consummation of a reorganization, merger or consolidation unless, following such transaction: (A) more than 50% of the shares after the transaction are beneficially owned by persons who owned shares prior to the transaction in substantially the same proportions, (B) the incumbent Board members constitute more than 50% of the members of the Board, and (C) no person newly acquires beneficial ownership of at least 30% of the shares; (iv) the sale or other disposition of all or substantially all of our assets unless the conditions described above in (A), (B) and (C) are satisfied with respect to the entity which acquires such assets; or (v) our liquidation or dissolution. In addition, the RSU grant agreements issued to our Named Executive Officers provide that upon certain changes in control of the Company the vesting of outstanding and unvested RSUs will accelerate and such RSUs will become fully vested. Named Executive Officers held no outstanding options as of September 30, 2015. The following table sets forth an estimate of the payments and benefits that each Named Executive Officer, other than Mr. McAdam, would have received if a change of control of the Company occurred on September 30, 2015 and termination of employment occurred immediately thereafter.

2015 Potential Payments Upon Termination or Change of Control Table(1)

Name	Benefit	Change of Control ($)	Termination After Change of Control($)(4)
Manuel Rivelo	Severance Amount(2)	—	$2,145,000
	Prorated Target Bonus	—	$205,640
	Accelerated Vesting of RSUs(3)	$6,693,588	—
	Benefit coverage continuation	—	$22,183
	Outplacement services	—	$25,000

	Total	$6,693,588	$2,397,823
Andrew Reinland	Severance Amount(2)	—	$763,781
	Prorated Target Bonus	—	$88,046
	Accelerated Vesting of RSUs(3)	$5,069,260	—
	Benefit coverage continuation	—	$22,183
	Outplacement services	—	$25,000

	Total	$5,069,260	$899,010
Karl Triebes	Severance Amount(2)	—	$1,016,042
	Prorated Target Bonus	—	$117,126
	Accelerated Vesting of RSUs(3)	$5,069,260	—
	Benefit coverage continuation	—	$22,183
	Outplacement services	—	$25,000

	Total	$5,069,260	$1,180,351
Edward J. Eames	Severance Amount(2)	—	$811,082
	Prorated Target Bonus	—	$93,498
	Accelerated Vesting of RSUs(3)	$5,069,260	—
	Benefit coverage continuation	—	$22,183
	Outplacement services	—	$25,000

	Total	$5,069,260	$951,763
Kristen Roby Dimlow	Severance Amount(2)	—	$576,000
	Prorated Target Bonus	—	$52,566
	Accelerated Vesting of RSUs(3)	$4,086,814	—
	Benefit coverage continuation	—	$22,183
	Outplacement services	—	$25,000

	Total	$4,086,814	$675,749

(1)	Assumes termination or change in control occurred on September 30, 2015.
(2)	The Severance Amount is the product of the NEO’s annual salary and annual target incentive bonus.
(3)	Calculated by multiplying the number of unvested RSUs held by the Named Executive Officer by the closing price of the Common Stock ($115.80) on September 30, 2015.
(4)	Amounts in the column “Termination after Change in Control” reflect amounts payable to the Named Executive Officers if terminated within two years after a change of control. Note that the acceleration of RSUs occurs upon a Change of Control regardless of whether employment is terminated and such acceleration is shown in the column “Change of Control.”

As discussed in the Compensation Discussion and Analysis, Mr. McAdam retired effective as of July 1, 2015 as CEO and continued to serve as a director of the Company. As long as Mr. McAdam serves as a director, his outstanding RSUs would continue to vest. A retirement agreement with Mr. McAdam provided that his 68,997 time-based RSUs (valued at $8,297,579 based on the closing price of Common Stock as of July 1, 2015 ($120.26)) would continue to vest regardless of continued service as would his performance-based RSUs that provided an opportunity to be earned during the remainder of fiscal 2015, which performance-based RSUs resulted in the distribution of 14,028 shares (valued at $1,687,007 based on the closing price of the Common Stock as of July 1, 2015 ($120.26)). As part of the retirement agreement, Mr. McAdam agreed to forfeit all other outstanding performance-based RSUs. In addition, Mr. McAdam received his cash bonus in the amount of $276,588 for the fourth quarter of fiscal 2015.

Compensation of Directors

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended September 30, 2015.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2015

Name(1)	Fees Earned or Paid in Cash ($)(3)		Stock Awards ($)(4)	Total ($)
A. Gary Ames	$86,944		$250,044	$336,988
Sandra E. Bergeron	$83,333		$250,044	$333,377
Deborah L. Bevier	$96,111		$250,044	$346,155
Jonathan C. Chadwick	$93,333		$250,044	$343,377
Michael L. Dreyer	$84,722		$250,044	$334,766
Alan J. Higginson	$129,722		$250,044	$379,766
Peter S. Klein	$44,444		$250,044	$294,488
John McAdam		(2)	—		(2)
Stephen M. Smith	$76,944		$250,044	$326,988

(1)	Manuel Rivelo, the Company’s President and Chief Executive Officer, is not included in this table as he is an employee of the Company and thus receives no compensation for his services as a director.
(2)	Director compensation paid in cash to John McAdam is reflected in the Summary of Compensation Table.

(3)	Represents the aggregate annual retainers, Board of Directors chair retainer, committee chair retainers and member committee fees. From October 1, 2014 through March 11, 2015, non-employee directors of the Company were paid at the annual rate of $50,000 for their services as members of the Board of Directors. Chairs of the Audit, Compensation and Nominating, and Corporate Governance Committees were paid an additional annual rate of $20,000, $10,000 and $10,000, respectively. The Chairman of the Board of Directors received an additional annual rate of $50,000. In addition, the members of the Audit, Compensation, and Nominating and Corporate Governance Committees (including the Committee chairs) were paid an annual rate of $15,000, $10,000 and $10,000 respectively. As of March 12, 2015, non-employee directors of the Company are paid at an annual rate of $60,000 for their services as members of the Board of Directors. Chairs of the Audit, Compensation and Nominating, and Corporate Governance Committees are paid an additional annual rate of $20,000, $12,500 and $10,000, respectively. The Chairman of the Board of Directors receives an additional annual rate of $100,000. In addition, the members of the Audit, Compensation, and Nominating and Corporate Governance Committees (including the Committee chairs) are paid an annual rate of $20,000, $12,500 and $10,000 respectively. Directors receive cash fees in quarterly installments. The following table provides a breakdown of fees earned or paid in cash:

Name	Annual Retainers ($)		Board and Committee Chair Fees ($)		Member Committee Fees ($)		Total ($)
A. Gary Ames	$55,556		$10,000		$21,389		$86,945
Sandra E. Bergeron	$55,556		$0		$27,778		$83,334
Deborah L. Bevier	$55,556		$11,389		$29,167		$96,112
Jonathan C. Chadwick	$55,556		$20,000		$17,778		$93,334
Michael L. Dreyer	$55,556		$0		$29,167		$84,723
Alan J. Higginson	$55,556		$52,778		$21,389		$129,723
Peter S. Klein	$33,333		$0		$11,111		$44,444
John McAdam		(2)		(2)		(2)		(2)
Stephen M. Smith	$55,556		$0		$21,389		$76,945

(4)	This column represents the aggregate grant date fair value of RSUs granted to directors in the applicable year computed in accordance with ASC Topic 718 and determined as of the grant date. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, please refer to note 1 in our financial statements, “Summary of Significant Accounting Policies — Stock-Based Compensation,” included in our Annual Report to Shareholders on Form 10-K for the year ended September 30, 2015. On March 12, 2015, the Board of Directors approved the recommendations of the Compensation Committee that each non-employee director, except for Mr. McAdam, receive a grant on March 12, 2015 of RSUs representing the right to receive 2,212 shares of Common Stock under the 2014 Plan (with a grant date fair value of $250,044 in accordance with ASC Topic 718), which will fully vest on March 9, 2016 if the non-employee director continues to serve as a director on that date. As of September 30, 2015, except for Mr. McAdam, these 2,212 RSUs awarded to each non-employee director were the only RSUs held by each such director, and they were not yet vested. See the Outstanding Equity Awards at September 30, 2015 table for the RSUs held by Mr. McAdam.

Report of the Audit Committee

The Audit Committee consists of five directors, each of whom, in the judgment of the Board of Directors, is an “independent director” as defined in the listing standards for The Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. The Audit Committee charter is available on the “About F5 — Investor Relations — Corporate Governance” section of the Company’s website, located at http://www.f5.com/pdf/f5/f5-audit-committee-charter-2013.pdf.

On behalf of the Board of Directors, the Audit Committee oversees the Company’s financial reporting process and its internal controls over financial reporting, areas for which management has the primary responsibility. PricewaterhouseCoopers LLP, the independent registered public accounting firm (the “Auditors”), is responsible for expressing an opinion as to the conformity of the audited financial statements with accounting principles generally accepted in the United States of America and for issuing its opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the Auditors the audited financial statements and the quarterly unaudited financial statements of the Company for the fiscal year ended September 30, 2015, matters relating to the Company’s internal controls over financial reporting, and the processes that support certifications of the financial statements by the Company’s Chief Executive Officer and Chief Financial Officer.

The Audit Committee discussed with the Auditors the overall scope and plans for the annual audit. The Audit Committee meets with the Auditors, with and without management present, to discuss the results of their examinations, their consideration of the Company’s internal controls in connection with their audit, and the overall quality of the Company’s financial reporting.

The Audit Committee reviewed with the Auditors their judgments as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee has discussed and reviewed with the Auditors all matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees.

The Audit Committee has received the written disclosures and the letter from the Auditors required by applicable requirements of the PCAOB regarding the Auditors’ communications with the Audit Committee concerning independence, and has discussed with the Auditors the Auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended September 30, 2015 be included in our annual report on Form 10-K for 2015 for filing with the Securities and Exchange Commission. The Audit Committee has also selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2016. The Board of Directors is recommending that shareholders ratify this selection at the Annual Meeting.

Members of the Audit Committee:

Sandra E. Bergeron

Deborah L. Bevier

Jonathan C. Chadwick, Chair

Michael L. Dreyer

Peter S. Klein

Fees Paid to PricewaterhouseCoopers LLP

The following is a summary of the fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended September 30, 2015 and 2014:

	Years Ended September 30,
Fee Category	2015	2014
Audit Fees	$1,636,896	$1,545,721
Audit-Related Fees	$—	$—
Tax Fees	$186,360	$73,794
All Other Fees	$5,400	$3,625

Total Fees	$1,828,656	$1,623,140

Audit Fees. Consists of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements including consultations related to compliance with the Sarbanes-Oxley Act of 2002.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with acquisitions and financial accounting and reporting standards, and other services related to registration statements and public offerings.

Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, customs and duties, mergers and acquisitions, and international tax planning.

All Other Fees. Consists of a software licensing fee.

Audit Committee Pre-Approval Procedures

The Audit Committee meets with our independent registered public accounting firm to approve the annual scope of accounting services to be performed and the related fee estimates. The Audit Committee also meets with our independent registered public accounting firm, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. During the course of the year, the Chairman of the Audit Committee has the authority to pre-approve requests for services that were not approved in the annual pre-approval process. The Chairman of the Audit Committee reports any interim pre-approvals at the following quarterly meeting. At each of the meetings, management and our independent registered public accounting firm update the Audit Committee with material changes to any service engagement and related fee estimates as compared to amounts previously approved. During fiscal year 2015, all audit and non-audit services performed by PricewaterhouseCoopers LLP for the Company were pre-approved by the Audit Committee in accordance with the foregoing procedures.

Annual Independence Determination

The Audit Committee considered whether the provision of non-audit services is compatible with the principal accountants’ independence and concluded that the provision of non-audit services is and has been compatible with maintaining the independence of the Company’s external auditors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of Common Stock as of January 4, 2016 by (a) each person known to the Company to own beneficially more than 5% of outstanding shares of Common Stock on January 4, 2016, (b) each director and nominee for director of the Company, (c) the Named Executive Officers, as defined herein, and (d) all directors and executive officers as a group. The information in this table is based solely on statements in filings with the SEC or other reliable information.

Name and Address(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percent of Common Stock Outstanding(2)
BlackRock, Inc.(3)	4,153,390	6.0%
55 East 52nd Street, New York, New York 10022
The Vanguard Group(4)	5,623,578	8.2%
100 Vanguard Blvd., Malvern, PA 19355
Wellington Management Group LLP(5)	3,888,074	5.7%
c/o Wellington Management Group LLP
280 Congress Street, Boston, MA 02210
John McAdam(6)	46,574	*
Manuel Rivelo(7)	21,281
Andrew Reinland(8)	16,837	*
Karl Triebes(9)	12,114	*
Edward J. Eames(9)	32,399	*
Kristen Roby Dimlow	—	*
A. Gary Ames	6,861	*
Sandra E. Bergeron	4,408	*
Deborah L. Bevier	9,429	*
Jonathan C. Chadwick	7,971	*
Michael L. Dreyer	4,866	*
Alan J. Higginson	16,310	*
Peter S. Klein	—
Stephen M. Smith	4,408	*
All directors and executive officers as a group (16 people)(10)	189,120	*

*	less than 1%.
(1)	Unless otherwise indicated, the address of each of the named individuals is c/o F5 Networks, Inc., 401 Elliott Avenue West, Seattle, Washington 98119.
(2)	Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire beneficial ownership within 60 days after January 4, 2016. Except as otherwise noted, to the Company’s knowledge each person or entity has sole voting and investment power with respect to the shares shown.
(3)	As reported by BlackRock, Inc. in a Schedule 13G/A filed on February 9, 2015.
(4)	As reported by The Vanguard Group in a Schedule 13G/A filed on February 11, 2015.
(5)	As reported by Wellington Management Group LLP in a Schedule 13G filed on February 12, 2015.
(6)	Includes 7,168 shares of Common Stock underlying RSUs granted under the 2014 Plan that are issuable within 60 days of January 4, 2016. This does not include the shares of Common Stock underlying RSUs which are subject to future performance-based vesting as set forth in footnotes (4) and (5) to the Grants of Plan-Based Awards in Fiscal Year 2015 Table.
(7)	Includes 3,867 shares of Common Stock underlying RSUs granted under the 2014 Plan that are issuable within 60 days of January 4, 2016. This does not include the shares of Common Stock underlying RSUs which are subject to future performance-based vesting as set forth in footnotes (4) and (5) to the Grants of Plan-Based Awards in Fiscal Year 2015 Table.
(8)	Includes 918 shares of Common Stock held by Mr. Reinland’s spouse, as to which Mr. Reinland disclaims beneficial ownership. Includes 3,325 shares of Common Stock underlying RSUs granted under the 2014 Plan that are issuable within 60 days of January 4, 2016. This does not include the shares of Common Stock underlying RSUs which are subject to future performance-based vesting as set forth in footnotes (4) and (5) to the Grants of Plan-Based Awards in Fiscal Year 2015 Table.
(9)	Includes 3,325 shares of Common Stock underlying RSUs granted under the 2014 Plan that are issuable within 60 days of January 4, 2016. This does not include the shares of Common Stock underlying RSUs which are subject to future performance-based vesting as set forth in footnotes (4) and (5) to the Grants of Plan-Based Awards in Fiscal Year 2015 Table.
(10)	Includes 22,330 shares of Common Stock underlying RSUs granted under the 2014 Plan that are issuable within 60 days of January 4, 2016. This does not include the shares of Common Stock underlying RSUs which are subject to future performance-based vesting as set forth in footnotes (4) and (5) to the Grants of Plan-Based Awards in Fiscal Year 2015 Table.

Equity Compensation Plan Information

The following table provides information as of September 30, 2015 with respect to the shares of Common Stock that may be issued under the Company’s existing equity compensation plans.

					Column C
Plan Category	Column A Number of securities to be issued upon exercise of outstanding options and rights		Column B Weighted-average exercise price of outstanding options and rights		Number of securities remaining available for future issuance under equity compensation plans (total securities authorized but unissued under the plans, less Column A)
Equity compensation plans approved by security holders(1)	1,455,459	(2)	$7.74	(3)	6,577,756	(4)
Equity compensation plans not approved by security holders(5)	85,882		$14.11		—

Total	1,541,341		$11.79		6,577,756

(1)	Consists of the F5 Networks, Inc. Amended and Restated 1998 Equity Incentive Plan (the “1998 Equity Incentive Plan”), F5 Networks, Inc. Assumed LineRate Systems Inc. Third Amended and Restated 2009 Equity Incentive Plan (the “LineRate 2009 Plan”), F5 Networks, Inc. Assumed Defense.Net, Inc. 2012 Stock Option and Grant Plan (the “Defense.net 2012 Plan”) and the F5 Networks, Inc. 2014 Incentive Plan (the “2014 Incentive Plan”). No additional options may be granted under the 1998 Equity Incentive Plan, LineRate 2009 Plan or Defense.net 2012 Plan. As of the date of assumption of the LineRate 2009 Plan, there were options to purchase 55,343 shares outstanding under the LineRate 2009 Plan, with a weighted average exercise price of $1.32. As of the date of assumption of the Defense.net 2012 Plan, there were options to purchase 10,088 shares outstanding under the Defense.net 2012 Plan, with a weighted average exercise price of $3.68.
(2)	Includes 3,000 shares issuable upon exercise of outstanding options granted under the 1998 Equity Incentive Plan, 8,608 shares issuable upon exercise of outstanding options granted under the LineRate 2009 Plan, 6,297 shares issuable upon exercise of outstanding options granted under the Defense.net 2012 Plan and 1,437,554 shares issuable upon vesting of outstanding RSUs granted under the 2014 Incentive Plan. Also included are performance based RSU awards reported as outstanding at target since a maximum is not determinable.

(3)	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, including performance based RSU awards, which have no exercise price.
(4)	Includes 2,087,925 shares reserved for issuance under the 2011 Employee Stock Purchase Plan (“ESPP Plan”).
(5)	Consists of the F5 Networks, Inc. Assumed Acopia Networks Inc. 2001 Stock Incentive Plan (the “Acopia 2001 Plan”), F5 Networks, Inc. Assumed Traffix Communication Systems Ltd. 2007 Israeli Employee Share Option Plan (the “Traffix 2007 Plan”), F5 Networks, Inc. Traffix Acquisition Equity Incentive Plan (the “Traffix Acquisition Plan”), F5 Networks, Inc. LineRate Acquisition Equity Incentive Plan (the “LineRate Acquisition Plan”), F5 Networks, Inc. Versafe Acquisition Equity Incentive Plan (the “Versafe Acquisition Plan”) and F5 Networks, Inc. Defense.Net Acquisition Equity Incentive Plan (the “Defense.net Acquisition Plan”). The material features of each of these equity compensation plans are set forth in Note 7 in our financial statements, “Stock-based Compensation” included in our Annual Report to Shareholders on Form 10-K for the year ended September 30, 2015. As of the date of assumption of the Acopia 2001 Plan, there were options to purchase 426,821 shares outstanding under the Acopia 2001 Plan, with a weighted average exercise price of $18.94. As of the date of assumption of the Traffix 2007 Plan, there were options to purchase 74,347 shares outstanding under the Traffix 2007 Plan, with a weighted average exercise price of $3.70. The Company terminated the Acopia 2001 Plan effective November 1, 2008 and no additional shares may be issued from those Plans. The Company terminated the Traffix 2007 Plan, Traffix Acquisition Plan, LineRate Acquisition Plan and the Versafe Acquisition Plan effective January 3, 2014 and no additional shares may be issued from those Plans. The Company terminated the Defense.net Acquisition Plan effective January 5, 2015 and no additional shares may be issued from this Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires each of the Company’s directors, executive officers, and beneficial owners of more than 10% of any class of equity securities of the Company registered under Section 12 of the Exchange Act to file reports of their ownership and changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all related Section 16(a) reports they file. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes that all applicable Section 16(a) filing requirements related to transactions in Company securities were timely satisfied during fiscal year 2015.

PROPOSAL 1: ELECTION OF NINE DIRECTORS

At the Annual Meeting, the shareholders will vote on the election of nine directors to serve until the annual meeting of shareholders for fiscal year 2016, and until their successors are elected and qualified. The Board of Directors has unanimously nominated A. Gary Ames, Sandra E. Bergeron, Deborah L. Bevier, Jonathan C. Chadwick, Michael L. Dreyer, Alan J. Higginson, Peter S. Klein, John McAdam and Stephen M. Smith for election to the Board of Directors. The nominees indicated that they are willing and able to serve as directors. If a nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. At the Annual Meeting, the proxies being solicited will be voted for no more than nine nominees.

Majority Vote Standard for Director Election

The Company’s Bylaws require that in an uncontested election each director will be elected by the vote of the majority of the votes cast. A majority of votes cast means that the number of shares cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” that director. A share whose ballot is marked as withheld, which is otherwise present at the meeting but for which there is an abstention, or to which a shareholder gives no authority or direction shall not be considered a vote cast. In a contested election, the directors will be elected by the vote of a plurality of the votes cast. A contested election is one in which the number of nominees exceeds the number of directors to be elected.

In an uncontested election, a nominee who does not receive a majority vote will not be elected. Except as explained in the next paragraph, an incumbent director who is not elected because he or she does not receive a majority vote will continue to serve as a holdover director until the earliest of: (a) 90 days after the date on which an inspector determines the voting results as to that director; (b) the date on which the Board of Directors appoints an individual to fill the office held by that director; or (c) the date of the director’s resignation.

The Board of Directors may fill any vacancy resulting from the non-election of a director as provided in our Bylaws. The Nominating and Corporate Governance Committee will consider promptly whether to fill the office of a nominee who fails to receive a majority vote in an uncontested election and make a recommendation to the Board of Directors about filling the office. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation and within 90 days after the certification of the shareholder vote will disclose publicly its decision. No director who fails to receive a majority vote in an uncontested election will participate in the Nominating and Corporate Governance Committee’s recommendation or Board of Directors’ decision about filling his or her office.

For additional information, the complete Bylaws are available on our website at www.f5.com under the “About F5 — Investor Relations — Corporate Governance” section.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE ELECTION OF THE NOMINEES.

Please note that brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please vote your proxy so your vote can be counted.

PROPOSAL 2. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Our shareholders are entitled to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. The Company is presenting this proposal which gives shareholders the opportunity to endorse or not endorse our executive compensation programs through an advisory vote for or against the following resolution:

“RESOLVED, that the Company’s shareholders approve, on the advisory basis, the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related disclosures in the proxy statement.”

•	As described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis,” beginning at page 21, our executive compensation programs are designed to directly link executive officer compensation to and to reward executive officers for the Company’s financial performance and the creation of shareholder value. We believe that our executive compensation programs have achieved these objectives and the Board of Directors urges shareholders to approve the compensation of our named executive officers by voting FOR the resolution set forth above. At the Annual Meeting for fiscal year 2014, over 93% of the votes cast supported the Company’s executive compensation resolution. In deciding how to vote on this proposal, the Board of Directors urges you to consider the following factors:

The Company’s Strong Performance

•	Record annual revenue $1.92 billion, up 11% over FY14.

•	Record cash flows from operations of $685 million.

•	Record GAAP net income of $365 million.

•	$606.9 million returned to shareholders through dividends and stock buybacks.

•	F5 recognized as a Top Place to Work in the Glassdoor Employee Choice Awards.

•	F5 named a Leader in the 2015 Magic Quadrant for Application Delivery Controllers for 9th Consecutive Year.

Compensation and Governance Programs

•	We emphasize pay for performance and correlate executive compensation with the Company’s business objectives and performance, and the creation of shareholder value.

•	The majority of our President and CEO’s compensation is incentive-based compensation and is at risk if certain threshold performance metrics are not achieved.

•	Our compensation programs do not encourage excessive or unnecessary risks that could have a material adverse effect on the Company’s value or operating results.

•	We conduct an annual review of our executive compensation programs and utilize peer and survey group data to evaluate these programs and to ensure that they achieve the desired goals and objectives.

•	In fiscal 2013, we lengthened from three to four years the vesting period for the annual equity awards issued to the executive officers.

•	We have adopted stock ownership and stock holding guidelines for our executive officers to further ensure that the interests of the executive officers are aligned with those of our shareholders.

•	We have a policy which prohibits executive officers from engaging in short sales of the Company’s securities, transactions in puts, calls or other derivative securities on an exchange or in any other organized market, and certain hedging transactions related to the Company’s securities. In addition, executive officers are prohibited, except under certain limited exceptions, from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

•	The shareholder advisory vote on executive compensation for fiscal year 2014 was approved by over 93% of the votes cast.

•	We believe the revenue and EBITDA targets used for the incentive compensation and performance-based equity awards programs are the most appropriate measurements for these programs as the Company’s ability to deliver consistent and strong financial performance is of crucial importance in maintaining and growing shareholder value, and furthers the shared interests of the Company’s executive officers and shareholders. The targets approved by the Compensation Committee each fiscal year require solid execution by the executive team.

•	We conduct a shareholder advisory vote on executive compensation on an annual basis and meet regularly with shareholders and analysts. The Committee believes that the results of last year’s vote where the proposal met with over 93% shareholder approval represents a high level of approval of the Company’s executive compensation plan.

As an advisory vote, this proposal is not binding on the Company. However, our Board of Directors and our Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions regarding the Company’s named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND THE RELATED DISCLOSURES

PROPOSAL 3. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors requests that the shareholders ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2016. The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the annual meeting to make a statement if they desire to do so and to respond to questions by shareholders.

Although not required by the Company’s Bylaws or otherwise, the Audit Committee and the Board of Directors believe it appropriate, as a matter of good corporate practice, to request that the shareholders ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2016. If the shareholders do not so ratify, the Audit Committee will reconsider the appointment and may retain PricewaterhouseCoopers LLP or another firm without re-submitting the matter to the Company’s shareholders. Even if the shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and the shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

OTHER BUSINESS

Neither the Board of Directors nor management intends to bring before the Annual Meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the Annual Meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING FOR FISCAL YEAR 2016

Pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in our 2016 proxy statement. These shareholder proposals must be submitted, along with proof of ownership of our Common Stock in accordance with Rule 14a-8(b), to our principal executive offices in care of our Corporate Secretary, F5 Networks, Inc., 401 Elliott Avenue West, Seattle, Washington 98119. We must receive all submissions no later than the close of business (5:00 p.m. Pacific Time) on September 23, 2016. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

In addition, the Company’s Bylaws provide that any shareholder intending to propose any nominations or other business at our annual meeting for fiscal year 2016 must provide advance notice and such advance notice must be delivered to and received by the Company’s Secretary at the Company’s principal executive offices not later than: (a) the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting, which in the case of the annual meeting for fiscal year 2016 would mean no earlier than November 10, 2016, and no later than December 10, 2016, or (b) in the case of precatory (non-binding) proposals presented under Rule 14a-8, the close of business (5:00 p.m. Pacific Time) on September 23, 2016. However, the Bylaws also provide that in the event the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, this advance notice must be received not earlier than: (a) the close of business on the ninetieth (90th) day prior to such annual meeting, and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or, in the event public announcement of the date of such annual meeting is first made by the Company fewer than seventy (70) days prior to the date of such annual meeting, the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company, or (b) in the case of precatory (non-binding) proposals presented under Rule 14a-8, a reasonable time before the company begins to print and send its proxy materials. Each shareholder’s notice must contain the following information as to each matter the shareholder proposes to bring before the annual meeting: (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration) and the reasons for conducting such business at the annual meeting, (B) the name and address, as they appear on the Company’s books, of the shareholder and the shareholder associated person (if any) proposing such business, (C) the class and number of shares of the Company that are beneficially owned by the shareholder, (D) any material interest of the shareholder in such business and (E) any other information that is required to be provided by the shareholder pursuant to Regulation 14A under the Exchange Act or the Company’s Bylaws, in such shareholder’s capacity as a proponent of a shareholder proposal. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Shareholder nominations for the Board of Directors must also meet the other notice and content requirements of the Company’s Bylaws.

A copy of the full text of the provisions of the Company’s Bylaws dealing with shareholder nominations and proposals is available to shareholders from the Secretary of the Company upon written request.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and Annual Reports to Shareholders with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for the Company by reducing printing and postage costs. Under this procedure, the Company will deliver only one copy of the Company’s Annual Report to Shareholders for fiscal 2015 (the “2015 Annual Report”) and this Proxy Statement to multiple shareholders who share the same address (if they appear to be members of the same family), unless the Company has received contrary instructions from an affected shareholder.

The 2015 Annual Report and this Proxy Statement may be found under the “About F5 — Investor Relations — Corporate Governance” section of the Company’s website at www.f5.com. The Company will deliver promptly upon written or oral request a separate copy of the 2015 Annual Report and this Proxy Statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the 2015 Annual Report or this Proxy Statement, shareholders should contact the Company at: Investor Relations, F5 Networks, Inc., 401 Elliott Avenue West, Seattle, Washington 98119. The Company’s telephone number at that location is (206) 272-5555.

If you are a shareholder, share an address and last name with one or more other shareholders and would like either to request delivery of a single copy of the Company’s Annual Report to Shareholders or proxy statements for yourself and other shareholders who share your address or to revoke your householding consent and receive a separate copy of the Company’s Annual Report to Shareholders or Proxy Statement in the future, please contact Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

A number of brokerage firms also have instituted householding. If you hold your shares in “street name,” please contact your broker, nominee or other holder of record to request information about householding.

By Order of the Board of Directors

Scot F. Rogers

Secretary

Directions to the Annual Meeting of Shareholders of F5 Networks, Inc.

351 Elliott Avenue West

Seattle, Washington 98119

(206) 272-5555

From Interstate 5 North and South:

•	Exit at Mercer Street.

•	Continue onto Mercer Street for approximately 1.3 miles.

•	Turn left onto 4th Ave. W.

•	Turn right onto W. Harrison Street. Proceed straight to the underground parking garage.

From State Route 99 (Aurora Avenue) Southbound:

•	Exit 99 at Denny Way; take a right at the top of the ramp.

•	Follow Denny Way for approximately 1.5 miles; as you go down the hill, Denny Way will veer right and connect with Elliott Avenue West. Continue about two blocks and turn left on W. Harrison Street. Proceed to the underground parking garage.

From State Route 99 (Aurora Avenue) Northbound:

•	Follow 99 across waterfront area; exit at Western Avenue.

•	Continue up Western Avenue which will run into Elliott Avenue West at Denny Way.

•	Proceed straight through the intersection at Denny Way and on to Elliott Avenue West. Continue about two blocks and turn left on W. Harrison Street. Proceed to the underground parking garage.

Parking — 351 and 401 Elliott Avenue West, Seattle, WA 98119:

Parking will be provided at the 351 and 401 Elliott Avenue West entrance located at W. Harrison Street. To get to the parking garage follow the driving directions above to W. Harrison Street. Proceed through the turnaround and park in the underground garage. Follow the garage signs to the 351 Elliott Ave. West building elevator. Take the elevator up to the first floor to the conference room. Bring your parking ticket for validation.

F5 NETWORKS, INC. 401 ELLIOTT AVENUE WEST SEATTLE, WA 98119

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following nine Director Nominees:
1.	Election of Directors	For	Against	Abstain
1a.	A. Gary Ames	☐	☐	☐
1b.	Sandra E. Bergeron	☐	☐	☐			For	Against	Abstain
1c.	Deborah L. Bevier	☐	☐	☐	3.	Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2016.	☐	☐	☐
1d.	Jonathan C. Chadwick	☐	☐	☐
1e.	Michael L. Dreyer	☐	☐	☐
1f.	Alan J. Higginson	☐	☐	☐

NOTE: This proxy is revocable and when properly executed, will be voted in the manner directed by the undersigned shareholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

1g.	Peter S. Klein	☐	☐	☐
1h.	John McAdam	☐	☐	☐
1i.	Stephen M. Smith	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2. and 3.		For	Against	Abstain
2.	Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

F5 NETWORKS, INC. FISCAL YEAR 2015 ANNUAL MEETING OF SHAREHOLDERS March 10, 2016

The undersigned hereby appoints John McAdam and Scot F. Rogers (collectively, the “proxies”), and each of them, with full power of substitution, as proxies to vote at the annual meeting of shareholders of F5 Networks, Inc. (the “Company”) for fiscal year 2015, to be held on March 10, 2016 at 11:00 a.m., Pacific Time, at F5 Networks, Inc., 351 Elliott Avenue West, Seattle, Washington 98119, and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company, held or owned by the undersigned, as directed on the reverse side of this proxy card, and in his discretion upon such other matters as may come before the meeting.

This proxy is revocable and when properly executed, will be voted in the manner directed by the undersigned shareholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TO BE SIGNED ON REVERSE SIDE